Exhibit 10.54

MASTER LEASE DOCUMENT
GENERAL TERMS AND CONDITIONS
DATED December 31, 2021 FOR LEASES TO BE EXECUTED BY
UNIVERSAL HEALTH REALTY INCOME TRUST,
AS LESSOR
AND CERTAIN SUBSIDIARIES OF
UNIVERSAL HEALTH SERVICES, INC.,

AS LESSEES

Page

Article I	2
1.1	Leased Property2
1.2	Additional Leased Properties3
1.3	Term3
Article II	3
Article III	13
3.1	Rent13
3.2	Net Lease14
Article IV	14
4.1	Payment of Impositions14
4.2	Notice of Impositions16
4.3	Adjustment of Impositions17
4.4	Utility Charges17
4.5	Insurance Premiums17
Article V	17
5.1	No Termination, Abatement, etc17
5.2	Abatement Procedures18
Article VI	19
6.1	Ownership of the Leased Property19
6.2	Lessee’s Personal Property19
Article VII	19
7.1	Condition of the Leased Property19
7.2	Use of the Leased Property.20
7.3	Lessor to Grant Easements, etc.21
Article VIII	22
8.1	Compliance with Legal and Insurance Requirements, etc.22
8.2	Legal Requirement Covenants23
Article IX	24
9.1	Maintenance and Repair.24
9.2	Encroachments, Restrictions, etc.25
9.3	Lessor Right to Repair26
Article X	26

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(continued)

Page

10.1	Construction of Capital Additions to the Leased Property26
10.2	Capital Additions Financed by Lessee28
10.3	Capital Additions Financed by Lessor.30
10.4	Non-Capital Additions33
10.5	Salvage34
10.6	Joint Use Agreements34
Article XI	34
11.1	Liens34
11.2	Lessee shall be permitted to place liens upon its leasehold interest in the Leased Property in order to finance Capital or Non-Capital Additions hereunde35
Article XII	35
12.1	Permitted Contests35
Article XIII	36
13.1	General Insurance Requirements36
13.2	Replacement Cost38
13.3	Worker’s Compensation38
13.4	Waiver of Subrogation38
13.5	Form Satisfactory, etc.39
13.6	Increase in Limits39
13.7	Blanket Policy40
13.8	No Separate Insurance40
13.9	Self-Insurance40
Article XIV	41
14.1	Insurance Proceeds41
14.2	Reconstruction in the Event of Damage or Destruction Covered by Insurance.42
14.3	Reconstruction in the Event of Damage or Destruction Not Covered by Insurance43
14.4	Lessee’s Property44
14.5	Abatement of Rent44
14.6	Damage Near End of Term44
14.7	Termination of Rights of First Refusal and Option to Purchase45

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(continued)

Page

14.8	Waiver45
14.9	“Substantially Equivalent”45
Article XV	45
15.1	Definitions.45
15.2	Parties’ Rights and Obligations46
15.3	Total Taking46
15.4	Allocation of Award46
15.5	Partial Taking47
15.6	Temporary Taking47
15.7	Lessee’s Offer48
Article XVI	48
16.1	Events of Default48
16.2	Certain Remedies52
16.3	Damages52
16.4	Waiver54
16.5	Application of Funds54
Article XVII	54
17.1	Lessor’s Right to Cure Lessee’s Default54
Article XVIII	55
18.1	Provisions Relating to Purchase of the Leased Property55
Article XIX	56
19.1	Renewal Terms56
Article XX	56
20.1	Holding Over56
Article XXI	57
21.1	Termination of Lease upon the Leased Property Becoming Uneconomic.57
Article XXII	58
22.1	Substitution of Property for the Leased Property.58
22.2	Conditions to Substitution62
22.3	Conveyance to Lessee63

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(continued)

Page

22.4	Expenses64
Article XXIII	64
23.1	Risk of Loss64
Article XXIV	64
24.1	Indemnification64
24.2	Non-liability of Trustees and Shareholders, etc.66
Article XXV	66
25.1	Subletting and Assignment66
25.2	Attornment67
25.3	Sublease Limitation67
Article XXVI	68
26.1	Officer’s Certificates; Financial Statements and Lessor’s Estoppel Certificates.68
Article XXVII	69
27.1	Lessor’s Right to Inspect69
Article XXVIII	69
28.1	No Waiver69
Article XXIX	69
29.1	Remedies Cumulative69
Article XXX	70
30.1	Acceptance of Surrender70
Article XXXI	70
31.1	No Merger of Title70
Article XXXII	70
32.1	Conveyance by Lessor70
Article XXXIII	71
33.1	Quiet Enjoyment71
Article XXXIV	71
34.1	Notices71
Article XXXV	72
35.1	Appraisers72

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(continued)

Page

Article XXXVI	73
36.1	First Refusal to Purchase.73
36.2	First Refusal to Lease75
36.3	Lessee’s Option to Purchase the Leased Property75
36.4	“Universal Health Services, Inc.” Names75
Article XXXVII	76
37.1	Lessor May Grant Liens76
37.2	Lessee’s Right to Cure77
37.3	Breach by Lessor77
Article XXXVIII	78
38.1	Miscellaneous.78
38.2	Change of Control.80
38.3	Title81
Article XXXIX	82
39.1	Memorandum of Lease82
Article XL	82
40.1	Capital Expenditures82
40.2	Compliance with Law82
40.3	Routine Maintenance and Structural Repairs83
40.4	Prorata Sharing Cost83
Article XLI	83
41.1	Investment Tax Credit83
Article XLII	84
42.1	Lessor’s Option to Purchase Assets of Lessee84

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THIS MASTER LEASE DOCUMENT GENERAL TERMS AND CONDITIONS (this “Master Lease Document”) is prepared for and will be adopted as part of the leases to be executed by UNIVERSAL HEALTH REALTY INCOME TRUST, a Maryland real estate investment trust, having its principal office at 367 South Gulph Road, King of Prussia, Pennsylvania 19406 as Lessor, and wholly-owned subsidiaries of Universal Health Services, Inc., a Delaware corporation (“UHS”), having its principal office at 367 South Gulph Road, King of Prussia, Pennsylvania 19406, as Lessees. Each of such leases so executed that incorporate this Master Lease Document is hereinafter individually referred to as the “Lease” and collectively as the “Leases”.

RECITALS

These Lease provisions are made and entered into with reference to the following recitals:

A.

Lessor and certain wholly-owned subsidiaries of UHS entered into a certain Asset Purchase and Sale Agreement pursuant to which Lessor agreed to purchase and simultaneously leased to subsidiaries of UHS certain parcels of real property and improvements for use and operation as acute care or behavioral hospitals  and for such other uses as may be necessary or incidental to such use or otherwise approved by Lessor.

B.	This Master Lease Document is intended to be applicable to each of the individual Leased Properties (as defined below) as if all of the terms hereof were incorporated into each Lease.

NOW, THEREFORE, in consideration of the foregoing, and of other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties to each Lease agree as follows:

Article I

Leased Property

. Upon and subject to the terms and conditions hereinafter set forth, Lessor leases to Lessee, and Lessee rents or hires from Lessor all of the following (the “Leased Property”):

(i)	the land or ground leasehold interest described in the Lease (the “Land”);
(ii)

all buildings, structures, Fixtures (as hereinafter defined) and other improvements of every kind including, but not limited to, alleyways and connecting tunnels, sidewalks, utility pipes, conduits and lines (on-site and offsite), parking areas and roadways appurtenant to such buildings and structures presently situated upon the Land and Capital Additions financed by Lessor (collectively, the “Leased Improvements”);

(iii)	all easements, rights and appurtenances relating to the Land and the Leased Improvements;
(iv)

all equipment, machinery, fixtures, and other items of property, including all components thereof, now and hereafter permanently affixed to or incorporated into the Leased Improvements, including, without limitation, all furnaces, boilers, heaters, electrical equipment, heating, plumbing, lighting, ventilating, refrigerating, incineration, air and water pollution control, waste disposal, air-cooling and air-conditioning systems and apparatus, sprinkler systems and fire and theft protection equipment, all of which to the greatest extent permitted by law are hereby deemed by the parties hereto to constitute real estate, together with all replacements, modifications, alterations and additions thereto, but specifically excluding all items included within the category of Lessee’s Personal Property as defined in Article II below (collectively the “Fixtures”); and
(v)	all existing leases of space (including any security deposits held by Lessee pursuant thereto) in the Leased Property to tenants thereof.

The Leased Property is demised in its present condition without representation or warranty by Lessor and subject to the rights of parties in possession, and to the existing state of title including all covenants, conditions, restrictions, easements and other matters of record including all applicable Legal Requirements, the lien of financing instruments, mortgages and deeds of trust, and including other matters which would be disclosed by an inspection of the Leased Property or by an accurate survey thereof.

Additional Leased Properties

. If at any time, pursuant to the terms of the Purchase and Sale Agreement or this Master Lease Document, Lessor and UHS wish to designate additional parcels of land and improvements thereon as Leased Properties subject to the effect of this Master Lease Document, Lessor and a Lessee shall execute and deliver a Lease substantially in the form of Exhibit A hereto. Upon execution and delivery of a Lease, the parcels of real property and improvements located thereon shall thereupon immediately be and become a Leased Property under this Master Lease Document and be subject to all of the terms and conditions hereof, except as may be expressly modified by the terms and provisions of the Lease.

Term

. The initial term of the Lease (the “Fixed Term”) shall be for a fixed term as set forth in the Lease. Lessee has the right to extend this Master Lease Document, at Lessee’s option, as set forth in the Lease and in Article XIX hereof.

Article II

Definitions. For all purposes of this Master Lease Document, except as otherwise expressly provided or unless the context otherwise requires, (i) the terms defined in this Article have the meanings assigned to them in this Article and include the plural as well as the singular, (ii) all accounting terms not otherwise defined herein have the meanings assigned to them in accordance with generally accepted accounting principles as are at the time applicable, (iii) all references in this Master Lease Document to designated “Articles,” “Sections” and other subdivisions are to the designated Articles, Sections and other subdivisions of this Master Lease Document and (iv) the words “herein,” “hereof” and “hereunder” and other words of similar import refer to this Master Lease Document as a whole and not to any particular Article, Section or other subdivision:

Added Value Percentage: As defined in Section 10.2(a).

Additional Charges: As defined in Section 3.1(b).

Affiliate: As used in this Master Lease Document the term “Affiliate” of a person shall mean (i) any person that, directly or indirectly, controls or is controlled by or is under common control with such person, (ii) any other person that owns, beneficially, directly or indirectly, five percent (5%) of the outstanding capital stock, shares or equity interests of such person, or (iii) any officer, director, employee, general partner or trustee of such person or any person controlling, controlled by or under common control with such person (excluding trustees and persons serving in similar capacities who are not otherwise an Affiliate of such person). The term “person” means and includes individuals, corporations, general and limited partnerships, stock companies or associations, joint ventures, associations, companies, trusts, banks, trust companies, land trusts, business trusts, or other entities and governments and agencies and political subdivisions thereof. For the purposes of this definition, “control” (including the correlative meanings of the terms “controlled by” and “under common control with”), as used with respect to any person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such person, through the ownership of voting securities, partnership interests or other equity interests.

Assumed Indebtedness: Any indebtedness or other obligations existing at the time of acquisition of the Leased Property by Lessor secured by a mortgage, deed of trust or other security agreement in or on the Leased Property and taken subject to or assumed by Lessor pursuant to the terms of the Purchase and Sale Agreement, and any indebtedness resulting from the refinancing thereof, and/or any subsequent indebtedness resulting from Lessor’s financing of, or Lessor’s reimbursement of Lessee’s financing of, any Capital Additions during the Term, but specifically excluding any indebtedness or other obligations of Lessee not assumed by Lessor prior to or during the Term.

Award: As defined in Section 15.1(c).

Base Rate: The rate of interest announced publicly by Wells Fargo Bank, National Association , in Charlotte, North Carolina, from time to time, Wells Fargo’s  base rate.

Business Day: Each Monday, Tuesday, Wednesday, Thursday and Friday which is not a day on which commercial banks in the Charlotte, North Carolina or City of New York are authorized or required by law to close.

Capital Additions: One or more new buildings, or one or more additional structures (which may or may not be annexed to any portion of any of the Leased Improvements), which are constructed on any portion of the Leased Property after the Commencement Date during the Term, including the construction of a new wing or new story, or the renovation of existing improvements on the Leased Property in order to provide services not previously offered, or any material expansion of the existing improvements on the Leased Property in order to increase the bed capacity of a Facility or to change the purpose for which such beds are utilized.

Capital Additions Cost: The term “Capital Additions Cost” shall mean the cost of any Capital Addition proposed to be made by Lessee after the Commencement Date whether paid for by Lessee or Lessor. Such cost shall include (a) the cost of construction of the Capital Additions including site preparation and improvement, materials, labor, supervision, developer and administrative fees, legal fees, and related design, engineering and architectural services, the cost of any fixtures, the cost of construction financing (including but not limited to capitalized interest) and other miscellaneous costs approved by Lessor, (b) the cost of any land contiguous to the Leased Property that is to become a part of the Leased Property purchased for the purpose of placing thereon the Capital Additions or any portion thereof or for providing means of access thereto, or parking facilities therefor, including the cost of surveying the same, (c) the cost of insurance, real estate taxes, water and sewage charges and other carrying charges for such Capital Additions during construction, (d) the cost of title insurance, (e) reasonable fees and expenses of legal counsel, (f) filing, registration and recording taxes and fees, (g) documentary stamp taxes, if any, and (h) all reasonable costs and expenses of Lessor and any Lending Institution that has committed to finance the Capital Additions, including, but not limited to (i) the reasonable fees and expenses of their respective legal counsel, (ii) all printing expenses, if any, (iii) the amount of any filing, registration and recording taxes and fees, (iv) documentary stamp taxes, if any, (v) title insurance charges and appraisal fees, if any, (vi) rating agency fees, if any, and (vii) commitment fees, if any, charged by any Lending Institution advancing or offering to advance any portion of the financing for such Capital Additions.

Cash Adjustment: As defined in Section 22.1(e).

Code: The Internal Revenue Code of 1986, as amended.

Commencement Date: As defined in Section 3 of the Lease.

Condemnation, Condemnor: As defined in Section 15.1.

Consolidated Financials: For any fiscal year or other accounting period for UHS and its consolidated subsidiaries, statements of earnings and retained earnings and of changes in financial position for such period and for the period from the beginning of the respective fiscal year to the end of such period and the related balance sheet as at the end of such period, together with the notes thereto, all in reasonable detail and setting forth in comparative form the corresponding figures for the corresponding period in the preceding fiscal year, and prepared in accordance with generally accepted accounting principles.

Consolidated Net Worth: At any time, the sum of the following for UHS and its consolidated subsidiaries, on a consolidated basis determined in accordance with generally accepted accounting principles:

(1)	the amount of capital or stated capital (after deducting the cost of any shares held in its treasury), plus
(2)	the amount of capital surplus and retained earnings (or, in the case of a capital or retained earnings deficit, minus the amount of such deficit), minus
(3)

the sum of the following (without duplication of deductions with respect to items already deducted in arriving at surplus and retained earnings): (a) unamortized debt discount and expense; and (b) any write-up in the book value of assets resulting from a revaluation thereof subsequent to the most recent Consolidated Financials prior to the date thereof, except any net write-up in value of foreign currency in accordance with generally accepted accounting principles.

Date of Taking: As defined in Section 15.1(b).

Economic Termination Purchase Date: As defined in Article XXI.

Encumbrance: As defined in Section 37.1.

Event of Default: As defined in Section 16.1.

Extended Term: As defined in Article XIX.

Facility: A facility offering health care-related products and services being operated or proposed to be operated on the Leased Property.

Facility Mortgage: As defined in Section 13.1.

Facility Mortgagee: As defined in Section 13.1.

Fair Market Added Value: The Fair Market Value (as hereinafter defined) of the Leased Property (including all Capital Additions) less the Fair Market Value of the Leased Property determined as if no Capital Additions financed by Lessee had been constructed.

Fair Market Rental: The fair market rental of the Leased Property (including any Capital Additions paid for by Lessor) or any Substitute Property means the rental which a willing tenant not compelled to rent would pay a willing landlord not compelled to Lease for the use and occupancy of such Leased Property pursuant to the Lease for the term in question, (a) assuming that Lessee is not in default thereunder and (b) determined in accordance with the appraisal procedures set forth in Article XXXV or in such other manner as shall be mutually acceptable to Lessor and Lessee.

Fair Market Value: The fair market value of Leased Property or any Substitute Property means an amount equal to the price that a willing buyer not compelled to buy would pay a willing seller not compelled to sell for such Leased Property or Substitute Property, including all Capital Additions, (a) assuming the same is unencumbered by this Master Lease Document, (b) determined in accordance with the appraisal procedures set forth in Article XXXV or in such other manner as shall be mutually acceptable to Lessor and Lessee, (c) assuming that such seller and buyer shall evenly divide closing costs and title premiums as described herein, and (d) taking into account the positive or negative effect on the value of the Leased Property or Substitute Property attributable to the interest rate, amortization schedule, maturity date, prepayment penalty and other terms and conditions of any encumbrance that is assumed by the transferee. In addition, for the purpose of determining the Fair Market Value with respect to damaged or destroyed Leased Property or Substitute Property, said amount shall be determined as if such Property had not been so damaged.

Fair Market Value Purchase Price:  The Fair Market Value of the Leased Property or Substitute Property less the Fair Market Added Value.

Fiscal Year: The twelve (12) month period from January 1 to December 31.

Fixed Term: As defined in Section 1.3.

Fixtures: As defined in Section 1.1.

Impositions: Collectively, all taxes (including, without limitation, all ad valorem, sales and use, single business, gross receipts, transaction privilege, rent or similar taxes as the same relate to or are imposed upon Lessee or its business conducted upon the Leased Property), assessments (including, without limitation, all assessments for public improvements or benefit, whether or not commenced or completed prior to the date hereof and whether or not to be completed within the Term), ground rents, water, sewer or other rents and charges, excises, tax inspection, authorization and similar fees) and all other governmental charges, in each case whether general or special, ordinary or extraordinary, or foreseen or unforeseen, of every character in respect of the Leased Property or the business conducted thereon by Lessee (including all interest and penalties thereon caused by any failure in payment by Lessee), which at any time prior to, during or with respect to the Term hereof may be assessed or imposed on or with respect to or be a lien upon (a) Lessor’s interest in the Leased Property, (b) the Leased Property or any part thereof or any rent therefrom or any estate, right, title or interest therein, or (c) any occupancy, operation, use or possession of, or sales from, or activity conducted on or in connection with the Leased Property or the leasing or use of the Leased Property or any part thereof by Lessee. Provided, however, nothing contained in this Master Lease Document shall be construed to require Lessee to pay (1) any tax based on net income (whether denominated as a franchise or capital stock or other tax) imposed on Lessor or any other person, or (2) any transfer or net revenue tax of Lessor or any other person, or (3) any tax imposed with respect to the sale, exchange or other disposition by Lessor of any Leased Property or the proceeds thereof, or (4) any single business, gross receipts (other than a tax on any rent received by Lessor from Lessee), transaction privilege, rent or similar taxes as the same relate to or are imposed upon Lessor, or (5) except as expressly provided elsewhere in this Master Lease Document, any principal or interest on any Assumed Indebtedness on the Leased Property, except to the extent that any tax, assessment, tax levy or charge that Lessee is obligated to pay pursuant to the first sentence of this definition and that is in effect at any time during the Term hereof is totally or partially repealed, and a tax, assessment, tax levy or charge set forth in clause (1) or (2) is levied, assessed or imposed expressly in lieu thereof.

Insurance Requirements: All terms of any insurance policy required by this Master Lease Document and all requirements of the issuer of any such policy.

Land: As defined in Article I and each Lease.

Lease: As defined in the Preamble.

Leased Improvements; Leased Property: Each as defined in Article I.

Legal Requirements: All federal, state, county, municipal and other governmental statutes, laws, rules, orders, regulations, ordinances, judgments, decrees and injunctions affecting either the Leased Property or the maintenance, construction, use or alteration thereof, whether or not hereafter enacted and in force, including any that may (i) require repairs, modifications or alterations in or to the Leased Property or (ii) in any way adversely affect the use and enjoyment thereof, and all permits, licenses and authorizations and regulations relating thereto, and all covenants, agreements, restrictions and encumbrances contained in any instruments, either of record or known to Lessee (other than encumbrances created by Lessor without the consent of Lessee), at any time in force affecting the Leased Property.

Lending Institution: Any insurance company, federally insured commercial or savings bank, national banking association, savings and loan association, employees’ welfare, pension or retirement fund or system, corporate profit sharing or pension trust, college or university, or real estate investment trust, including any corporation qualified to be treated for federal tax purposes as a real estate investment trust, such trust having a net worth of at least $10,000,000.

Lessee: Each Lessee designated on any Lease and its permitted successors and assigns.

Lessee’s Personal Property: All machinery, equipment, furniture, furnishings, movable walls or partitions, computers or trade fixtures or other personal property, inventory and supplies, used or useful in Lessee’s business on the Leased Property except items, if any, included within the definition of Fixtures.

Lessor: Universal Health Realty Income Trust, a Maryland real estate investment trust, and its successors and assigns.

Minimum Rent: As defined in Article III.

Minimum Repurchase Price: The equity in the Leased Property at the time of acquisition of the Leased Property by Lessor (i.e., that portion of the purchase price of the Leased Property paid by Lessor in cash or substitute value) plus the unpaid principal balance of all encumbrances against the Leased Property at the time of repurchase of the Leased Property by Lessee, plus any amounts paid by Lessor to reduce the principal balance of any Assumed Indebtedness, less all proceeds received by Lessor from any financing or refinancing of the Leased Property after the date hereof (after payment of any debt refinanced and net of any costs and expenses incurred in connection with such financing or refinancing, including, without limitation, loan points, commitment fees and commissions) and less the net amount (after deduction of all reasonable legal fees and other costs and of expensed, including without limitation expert witness fees, incurred by Lessor in connection with obtaining any such award) of all awards received by Lessor from partial Taking of the Leased Property that are not applied to restoration.

Notice: A notice given pursuant to Article XXXIV hereof.

Officer’s Certificate: A certificate of Lessee signed by the chief financial officer or another officer authorized so to sign by the board of directors or by-laws or operating Agreement of Lessee, or any other person whose power and authority to act has been authorized by delegation in writing by any such officer.

Overdue Rate: On any date, a rate equal to the Base Rate plus two (2%) percent per annum, but in no event less than seven (7%) percent or greater than the maximum rate then permitted under applicable law.

Payment Date: Any due date for the payment of any installment of Minimum Rent.

Primary Intended Use: As defined in Section 7.2(b).

Purchase and Sale Agreement: An agreement dated as December 31, 2021 among Lessor and the Lessees, covering, inter alia, the acquisition by Lessor of the Leased Properties.

Rejectable Offer Price: An amount equal to the greater of (i) the Fair Market Value Purchase Price as of the applicable date of purchase, or (ii) the Minimum Repurchase Price.

Rent: Collectively, the Minimum Rent and Additional Charges.

State: The State or Commonwealth of the United States in which the Leased Property is located.

Subsidiaries: Corporations in which Lessee or UHS owns, directly or indirectly, more than 50% of the voting stock or control, as applicable (individually, a “Subsidiary”).

Substitution Date: As defined in Article XXII.

Substitute Properties: As defined in Article XXII.

Taking: A taking or voluntary conveyance during the Term hereof of all or part of the Leased Property, or any interest therein or right accruing thereto or use thereof, as the result of, or in settlement of, any condemnation or other eminent domain proceeding affecting the Leased Property whether or not the same shall have actually been commenced.

Term: Collectively, the Fixed Term and any Extended Terms, as the context may require, unless earlier terminated pursuant to the provisions hereof.

Test Rate: The maximum interest rate necessary to avoid imputation of original issue discount income under Sections 483 or 1274 of the Code or any similar provision.

UHS: Universal Health Services, Inc., a Delaware corporation.

Unavoidable Delays: Delays due to strikes, lock-outs, inability to procure materials, power failure, acts of God, governmental restrictions, enemy action, civil commotion, fire, unavoidable casualty or other causes beyond the control of the party responsible for performing an obligation hereunder, provided that lack of funds shall not be deemed a cause beyond the control of either party hereto unless such lack of funds is caused by the failure of the other party hereto (provided that, for purposes of this definition, UHS and Lessee shall each be considered the “other party” with respect to Lessor), to perform any obligations of such party, under this Master Lease Document or any guaranty of this Master Lease Document, including any obligation to provide financing undertaken by Lessor pursuant to Article X below.

Uneconomic for its Primary Intended Use: A state or condition of the Facility such that, in the good faith judgment of Lessee, reasonably exercised, the Facility cannot be operated on a commercially practicable basis for its Primary Intended Use, taking into account, among other relevant factors, the number of usable beds, the amount of square footage, and projected revenues.

Article III

Rent

. Lessee will pay to Lessor in lawful money of the United States of America which shall be legal tender for the payment of public and private debts, in immediately available funds, at Lessor’s address set forth above or at such other place or to such other person, firms or corporations as Lessor from time to time may designate in a Notice, Minimum Rent and Additional Charges (as defined below, collectively, the “Rent”), during the Term, as follows:

(a)Minimum Rent: The annual sum set forth in each Lease, payable in arrears in equal, consecutive monthly installments as set forth in each Lease, on the first day of each calendar month of the Term (“Minimum Rent”); provided however, that the first monthly payment of Minimum Rent shall be payable on the Commencement Date and that the first and last monthly payments of Minimum Rent shall be prorated as to any partial month (subject to adjustment as provided in Sections 0, 10.3(b)(iii), 14.6, 15.3, 15.5, 15.6 and 22.2 below); and

(b)Additional Charges. This Lease shall be an absolute triple net lease.  Accordingly, in addition to the Minimum Rent, (1) Lessee will also pay and discharge as and when due and payable all other amounts, liabilities, obligations and Impositions that Lessee assumes or agrees to pay under this Master Lease Document, including without limitation, all amounts under Article IV hereof and (2) in the event of any failure on the part of Lessee to pay any of those items referred to in clause (1) above, Lessee will also promptly pay and discharge every fine, penalty, interest and cost that may be added for non-payment or late payment of such items (the items referred to in clauses (1) and (2) above being additional rent hereunder and being referred to herein collectively as the “Additional Charges”), and Lessor shall have all legal, equitable and contractual rights, powers and remedies provided either in this Master Lease Document or by statute or otherwise in the case of non-payment of the Additional Charges as in the case of non-payment of the Minimum Rent. If any installment of Minimum Rent or Additional Charges (but only as to those Additional Charges that are payable directly to Lessor) shall not be paid on its due date, Lessee will pay Lessor on demand, as Additional Charges, a late charge (to the extent permitted by law) computed at the Overdue Rate on the amount of such installment, from the due date of such installment to the date of payment thereof. To the extent that Lessee pays any Additional Charges to Lessor pursuant to any requirement of this Master Lease Document, Lessee shall be relieved of its obligation to pay such Additional Charges to the entity to which they would otherwise be due.

Net Lease

. The Rent shall be paid absolutely net to Lessor, so that this Master Lease Document shall yield to Lessor the full amount of the installments of Minimum Rent and Additional Charges throughout the Term, all as more fully set forth in Article V and subject to any other provisions of this Master Lease Document that expressly provide for adjustment or abatement of Rent or other charges.

Article IV

Payment of Impositions

. Subject to Article XII relating to permitted contests, Lessee will pay, or cause to be paid, all Impositions before any fine, penalty, interest or cost may be added for non-payment, such payments to be made directly to the taxing authorities where feasible, and will promptly, upon request, furnish to Lessor copies of official receipts or other satisfactory proof evidencing such payments. Lessee’s obligation to pay such Impositions shall be deemed absolutely fixed upon the date such Impositions become a lien upon the Leased Property or any part thereof. If any such Imposition may, at the option of the taxpayer, lawfully be paid in installments (whether or not interest shall accrue on the unpaid balance of such Imposition), Lessee may exercise the option to pay the same (and any accrued interest on the unpaid balance of such Imposition) in installments and in such event, shall pay such installments during the Term hereof (subject to Lessee’s right of contest pursuant to the provisions of Article XII) as the same respectively become due and before any fine, penalty, premium, further interest or cost may be added thereto. Lessor, at its expense, shall, to the extent required or permitted by applicable law, prepare and file all tax returns in respect of Lessor’s net income, gross receipts, sales and use, single business, transaction privilege, rent, ad valorem, franchise taxes and taxes on its capital stock, and Lessee, at its expense, shall, to the extent required or permitted by applicable laws and regulations, prepare and file all other tax returns and reports in respect of any Imposition as may be required by governmental authorities. If any refund shall be due from any taxing authority in respect of any Imposition paid by Lessee, the same shall be paid over to or retained by Lessee if no Event of Default shall have occurred hereunder and be continuing. Any such funds retained by Lessor due to an Event of Default shall be applied as provided in Article XVI. Lessor and Lessee shall, upon request of the other, provide such data as is maintained by the party to whom the request is made with respect to the Leased Property as may be necessary to prepare any required returns and reports. In the event governmental authorities classify any property covered by this Master Lease Document as personal property, Lessee shall file all personal property tax returns in such jurisdictions where it may legally so file. Lessor, to the extent it possesses the same, and Lessee, to the extent it possesses the same, will provide the other party, upon request, with cost and depreciation records necessary for filing returns for any property so classified as personal property. Where Lessor is legally required to file personal property tax returns, Lessor shall provide Lessee with copies of assessment notices in sufficient time for Lessee to file a protest. Lessee may, upon notice to Lessor, at Lessee’s option and at Lessee’s sole cost and expense, protest, appeal, or institute such other proceedings as Lessee may deem appropriate to effect a reduction of real estate or personal property assessments and Lessor, at Lessee’s expense as aforesaid, shall fully cooperate with Lessee in such protest, appeal, or other action. Lessee hereby agrees to indemnify, defend, and hold harmless Lessor from and against any claims, obligations, and liabilities against or incurred by Lessor in connection with such cooperation. Billings for reimbursement of personal property taxes by Lessee to Lessor funds retained by Lessor due to an Event of Default shall be applied as provided in Article XVI. Lessor and Lessee shall, upon request of the other, provide such data as is maintained by the party to whom the request is made with respect to the Leased Property as may be necessary to prepare any required returns and reports. In the event governmental authorities classify any property covered by this Master Lease Document as personal property, Lessee shall file all personal property tax returns in such jurisdictions where it may legally so file. Lessor, to the extent it possesses the same, and Lessee, to the extent it possesses the same, will provide the other party, upon request, with cost and depreciation records necessary for filing returns for any property so classified as personal property. Where Lessor is legally required to file personal property tax returns, Lessor shall provide Lessee with copies of assessment notices in sufficient time for Lessee to file a protest. Lessee may, upon notice to Lessor, at Lessee’s option and at Lessee’s sole cost and expense, protest, appeal, or institute such other proceedings as Lessee may deem appropriate to effect a reduction of real estate or personal property assessments and Lessor, at Lessee’s expense as aforesaid, shall fully cooperate with Lessee in such protest, appeal, or other action. Lessee hereby agrees to indemnify, defend, and hold harmless Lessor from and against any claims, obligations, and liabilities against or incurred by Lessor in connection with such cooperation. Billings for reimbursement of personal property taxes by Lessee to Lessor shall be accompanied by copies of a bill therefor and payments thereof which identify the personal property with respect to which such payments are made.

Notice of Impositions

. Lessor shall give prompt Notice to Lessee of all Impositions payable by Lessee hereunder of which Lessor at any time has knowledge, provided that

Lessor’s failure to give any such Notice shall in no way diminish Lessee’s obligations hereunder to pay such Impositions, but such failure shall obviate any default hereunder for a reasonable time after Lessee receives Notices of any Imposition which it is obligated to pay.

Adjustment of Impositions

. Impositions imposed in respect of the tax-fiscal period during which the Term terminates shall be adjusted and prorated between Lessor and Lessee, whether or not such Imposition is imposed before or after such termination, and Lessee’s obligation to pay its prorated share thereof after termination shall survive such termination.

Utility Charges

.  All utility and like accounts shall be in the name and for the account of Lessee.  Lessee will pay or cause to be paid all Lessee will pay or cause to be paid all costs, fees, expenses and other charges arising out of or relating to the physical operation and/or use of the Leased Property during the Term, including but not limited to, electricity, power, gas, oil, water and other utilities and all landscaping and property maintenance.

Insurance Premiums

. Lessee will pay or cause to be paid all premiums for the insurance coverage required to be maintained pursuant to Article XIII during the term.

Article V

No Termination, Abatement, etc

.  Except as otherwise specifically provided in this Master Lease Document, and except for those causes resulting from the fault of Lessor or any person whose claim arose under Lessor, Lessee, to the extent permitted by law, shall remain bound by this Master Lease Document in accordance with its terms and shall neither take any action without the consent of Lessor to modify, surrender or terminate the same, nor seek nor be entitled to any abatement, deduction, deferment or reduction of the Rent, or setoff against the Rent, nor shall the respective obligations of Lessor and Lessee be otherwise affected by reason of (a) any damage to, or destruction of, any Leased Property or any portion thereof from whatever cause or any Taking of the Leased Property or any portion thereof, (b) the lawful or unlawful prohibition of, or restriction upon, Lessee’s use of the

Leased Property, or any portion thereof, or the interference with such use by any person, corporation, partnership or other entity, or by reason of eviction by paramount title, (c) any claim which Lessee has or might have against Lessor by reason of any default or breach of any warranty by Lessor under this Master Lease Document or any other agreement between Lessor and Lessee, or to which Lessor and Lessee are parties, (d) any bankruptcy, insolvency, reorganization, composition, readjustment, liquidation, dissolution, winding up or other proceedings affecting Lessor or any assignee or transferee of Lessor, or (e) for any other cause whether similar or dissimilar to any of the foregoing other than a discharge of Lessee from any such obligations as a matter of law. Lessee hereby specifically waives all rights, arising from any occurrence whatsoever, which may now or hereafter be conferred upon it by law to (i) modify, surrender or terminate this Master Lease Document or quit or surrender the Leased Property or any portion thereof, or (ii) entitle Lessee to any abatement, reduction, suspension or deferment of the Rent or other sums payable by Lessee hereunder, except as otherwise specifically provided in this Master Lease Document. The obligations of Lessor and Lessee hereunder shall be separate and independent covenants and agreements and the Rent and all other sums payable by Lessee hereunder shall continue to be payable in all events unless the obligations to pay the same shall be terminated pursuant to the express provisions of this Master Lease Document or by termination of this Master Lease Document other than by reason of an Event of Default.

5.2Abatement Procedures. In the event of a partial Taking as described in Section 15.5, or damage to or destruction of the Leased Property as contemplated in Section 14.5, the Lease shall not terminate, but the Minimum Rent shall be abated in the manner and to the extent that is fair, just and equitable to both Lessee and Lessor, taking into consideration, among other relevant factors, the number of usable beds, the amount of square footage, or the revenues affected by such partial or temporary taking or damage or destruction. If Lessor and Lessee are unable to agree upon the amount of such abatement within thirty (30) days after (i) such partial or temporary Taking, or (ii) the expiration of thirty (30) days after each damage or destruction, the matter may be submitted by either party to a court of competent jurisdiction for resolution.

Article VI

Ownership of the Leased Property

. Lessee acknowledges that the Leased Property is the property of Lessor and that Lessee has only the right to the exclusive possession and use of the Leased Property upon the terms and conditions of this Master Lease Document.

Lessee’s Personal Property

. Lessee may (and shall as provided herein below), at its expense, install, affix or assemble or place on any parcels of the Land or in any of the Leased Improvements, any items of Lessee’s Personal Property, and Lessee may, subject to the conditions set forth below, remove the same at any time during the Term or upon the expiration or any prior termination of the Term. All of Lessee’s Personal Property not removed by Lessee within thirty (30) days following the expiration or earlier termination of the Term shall be considered abandoned by Lessee and may be appropriated, sold, destroyed or otherwise disposed of by Lessor without first giving Notice thereof to Lessee, without any payment to Lessee and without any obligation to account therefor. Lessee will, at its expense, restore the Leased Property to the condition required by Section 9.1(d), including repair of all damage to the Leased Property caused by the removal of Lessee’s Personal Property, whether effected by Lessee or Lessor. Lessee may make such financing arrangements, title retention agreements, Leases or other agreements with respect to the Lessee’s Personal Property as it sees fit.

Article VII

Condition of the Leased Property

. Lessee acknowledges receipt and delivery of possession of the Leased Property and that Lessee has examined and otherwise has knowledge of the condition of the Leased Property prior to the execution and delivery of this Master Lease

Document and has found the same to be satisfactory for its purposes hereunder. Lessee is leasing the Leased Property “as is” in its present condition. Lessee waives any claim or action against Lessor in respect of the condition of the Leased Property. LESSOR MAKES NO WARRANTY OR REPRESENTATION EXPRESS OR IMPLIED, IN RESPECT OF THE LEASED PROPERTY OR ANY PART THEREOF, EITHER AS TO ITS FITNESS FOR USE, DESIGN OR CONDITION FOR ANY PARTICULAR USE OR PURPOSE OR OTHERWISE, AS TO THE QUALITY OF THE MATERIAL OR WORKMANSHIP THEREIN, LATENT OR PATENT, IT BEING AGREED THAT ALL SUCH RISKS ARE TO BE BORNE BY LESSEE. LESSEE ACKNOWLEDGES THAT THE LEASED PROPERTY HAS BEEN INSPECTED BY LESSEE AND IS SATISFACTORY TO IT. Provided, however, to the extent permitted by law, Lessor hereby assigns to Lessee all of Lessor’s rights to proceed against any predecessor in title for breaches of warranties or representations or for latent defects in the Leased Property. Lessor shall fully cooperate with Lessee in the prosecution of any such claim, in Lessor’s or Lessee’s name, all at Lessee’s sole cost and expense. Lessee hereby agrees to indemnify, defend and hold harmless Lessor from and against any claims, obligations and liabilities against or incurred by Lessor in connection with such cooperation.

7.2Use of the Leased Property.

(a)Lessee covenants that it will proceed with all due diligence and will exercise its best efforts to obtain and to maintain all approvals needed to use and operate the Leased Property and the Facility under applicable local, state and federal law, including but not limited to appropriate licensure.

(b)Lessee shall use or cause to be used the Leased Property only as a  behavioral health facility or other medical or healthcare facility(ies) or ancillary uses (including but not limited to business, medical and administrative office uses and for such other uses as may be necessary or incidental to such uses or otherwise approved by Lessor (the particular such use to which Leased Property is put at any particular time is herein referred to as the “Primary Intended Use”). Lessee shall not use the Leased Property or any portion thereof for any other use without the prior written consent of Lessor, which consent shall not be unreasonably withheld. No use shall be made or permitted to be made of the Leased Property, and no acts shall be done, which will cause the cancellation of any insurance policy covering the Leased Property or any part thereof (unless another adequate policy or adequate self-insurance is available), nor shall Lessee sell or otherwise provide to residents or patients therein, or permit to be kept, used or sold in or about the Leased Property any article which may be prohibited by law or fire underwriter’s regulations. Lessee shall, at its sole cost, comply with all of the requirements pertaining to the Leased Property of any insurance board, association, organization or company necessary for the maintenance of insurance, as herein provided, covering the Leased Property and Lessee’s Personal Property.

(c)Subject to the provisions of Article XXIV, XV, XXI and XXII hereof, Lessee covenants and agrees that during the Term it will use its best efforts to operate continuously the Leased Property as a provider of health care services in accordance with its Primary Intended Use and to maintain appropriate certifications for reimbursement and licensure.

(d)Lessee shall not commit or suffer to be committed any waste on the Leased Property, or in the Facility, nor shall Lessee cause or permit any nuisance thereon.

(e)Lessee shall neither suffer nor permit the Leased Property or any portion thereof, including any Capital Addition whether or not financed by Lessor, or Lessee’s Personal Property, to be used in such a manner as (i) might reasonably tend to impair Lessor’s (or Lessee’s, as the case may be) title thereto or to any portion thereof, or (ii) may reasonably make possible a claim or claims of adverse usage or adverse possession by the public, as such, or of implied dedication of the Leased Property or any portion thereof, except as necessary in the ordinary and prudent operation of the Facility on the Leased Property.

Lessor to Grant Easements, etc.

Lessor will, from time to time, so long as no Event of Default has occurred and is continuing, at the request of Lessee and at Lessee’s cost and expense (but subject to the approval of Lessor, which approval shall not be unreasonably withheld or delayed, and provided, further, that if Lessor has not responded to any such request of Lessee within ten (10) days after receipt by Lessor of such documents and information as Lessor may reasonably require in order to evaluate the request, Notice of which requirements shall be sent to Lessee within seven (7) days following Lessee’s request, such request shall be deemed approved), (i) grant easements and other rights in the nature of easements with respect to the Leased Property to third parties, (ii) release existing easements or other rights in the nature of easements which are for the benefit of the Leased Property, (iii) dedicate or transfer unimproved portions of the Leased Property for road, highway or other public purposes, (iv) execute petitions to have the Leased Property annexed to any municipal corporation or utility district, (v) execute amendments to any covenants and restrictions affecting the Leased Property and (vi) execute and deliver to any person any instrument appropriate to confirm or effect such grants, releases, dedications, transfers, petitions and amendments (to the extent of its interests in the Leased Property), but only upon delivery to Lessor of an Officer’s Certificate stating that such grant, release, dedication, transfer, petition or amendment is not detrimental to the proper conduct of the business of Lessee on the Leased Property and does not materially reduce the value of the Leased Property. Lessor does hereby irrevocably appoint Lessee the attorney-in-fact of Lessor during the Term to execute any documents relating to the above matter which have been approved or are deemed to have been approved by Lessor as provided above.

Article VIII

Compliance with Legal and Insurance Requirements, etc.

Subject to Article XII relating to permitted contests, Lessee, at its expense, will promptly (a) comply with all applicable Legal Requirements and Insurance Requirements in respect of the use, operation, maintenance, repair and restoration of the Leased Property, and (b) procure, maintain and comply with all appropriate licenses, certificates of need, provider agreements and other authorizations required for any use of the

Leased Property and Lessee’s Personal Property then being made, and for the proper erection, installation, operation and maintenance of the Leased Property or any part thereof, including without limitation any Capital Additions.

Legal Requirement Covenants

. Lessee covenants and agrees that the Leased Property and Lessee’s Personal Property shall not be used for any unlawful purpose. Lessee shall acquire and maintain all appropriate licenses, certifications, permits, provider agreements and other authorizations and approvals needed to operate the Leased Property in its customary manner for the Primary Intended Uses, and any other use conducted on the Leased Property as may be permitted from time to time hereunder. Lessee further covenants and agrees that Lessee’s use of the Leased Property and maintenance, alteration, and operation of the same, and all parts thereof, shall at all times conform to all Legal Requirements, unless the same are held by a court of competent jurisdiction to be unlawful. Lessee may, however, upon prior Notice to Lessor, contest the legality or applicability of any such Legal Requirement or any licensure or certification decision if Lessee maintains such action in good faith, with due diligence, without prejudice to Lessor’s rights hereunder, and at Lessee’s own expense. If by the terms of any such Legal Requirement compliance therewith pending the prosecution of any such proceeding may legally be delayed without the incurrence of any lien, charge or liability of any kind against the Facility or Lessee’s Leasehold interest therein and without subjecting Lessee or Lessor to any liability, civil or criminal, for failure so to comply therewith, Lessee may delay compliance therewith until the final determination of such proceeding. If any lien, charge or civil or criminal liability would be incurred by reason of any such delay, Lessee, on the prior written consent of Lessor, which consent shall not be unreasonably withheld, conditioned or delayed may nonetheless contest as aforesaid and delay as aforesaid provided that such delay would not subject Lessor to criminal liability and Lessee both (a) furnishes to Lessor security reasonably satisfactory to Lessor against any loss or injury by reason of such contest or delay and (b) prosecutes the contest with due diligence and in good faith.

Article IX

9.1Maintenance and Repair.

(a)Lessee, at its expense, subject to the terms and provisions of Article XL hereof, will keep the Leased Property and all private roadways, parking lots or fields,  sidewalks and curbs appurtenant thereto that are under Lessee’s control in good order and repair, except for ordinary wear and tear (whether or not the need for such repairs occurred as a result of Lessee’s use, any prior use, the elements or the age of the Leased Property, or any portion thereof), and, except as otherwise provided in Article XIV, with reasonable promptness, make all necessary and appropriate repairs and replacements thereto of every kind and nature, whether interior or exterior, structural or non-structural, ordinary or extraordinary, foreseen or unforeseen or arising by reason of a condition existing prior to the commencement of the Term of this Master Lease Document (concealed or otherwise), provided, however, that Lessee shall be permitted to prosecute claims against Lessor’s predecessors in title for breach of any representation or warranty or for any latent defects in the Leased Property. All repairs and replacements shall, to the extent reasonably achievable, be at least equivalent in quality to the original work. Lessee will not take or omit to take any action, the taking or omission of which might materially impair the value or the usefulness of the Leased Property or any part thereof for its Primary Intended Use.

(b)Lessor shall not under any circumstances be required to build or rebuild any improvement on the Leased Property, or to make any repairs, replacements, alterations, restorations or renewals of any nature or description to the Leased Property, whether ordinary or extraordinary, structural or non-structural, foreseen or unforeseen, or to make any expenditure whatsoever with respect thereto, in connection with this Master Lease Document, or to maintain the Leased Property in any way, except as specifically provided herein. Lessee hereby waives, to the extent permitted by law, the right to make repairs at the expense of Lessor pursuant to any law in effect at the time of the execution of this

Master Lease Document or hereafter enacted. Lessor shall have the right to give, record and post, as appropriate, notices of non-responsibility under any mechanic’s lien laws now or hereafter existing.

(c)Except as permitted with respect to Capital Additions, nothing contained in this Master Lease Document and no action or inaction by Lessor shall be construed as (i) constituting the request of Lessor, expressed or implied, to any contractor, subcontractor, laborer, materialman or vendor to or for the performance of any labor or services or the furnishing of any materials or other property for the construction, alteration, addition, repair or demolition of or to the Leased Property or any part thereof, or (ii) giving Lessee any right, power or permission to contract for or permit the performance of any labor or services or the furnishing of any materials or other property in such fashion as would permit the making of any claim against Lessor in respect thereof or to make any agreement that may create, or in any way be the basis for any right, title, interest, lien, claim or other encumbrance upon the estate of Lessor in the Leased Property, or any portion thereof.

(d)Unless Lessor conveys any of the Leased Property to Lessee pursuant to the provisions of this Master Lease Document, Lessee will, upon the expiration or prior termination of the Term, vacate and surrender the Leased Property to Lessor in the condition in which the Leased Property was originally received from Lessor, except as repaired, rebuilt, restored, altered or added to as permitted or required by the provisions of this Master Lease Document and except for ordinary wear (subject to the obligation of Lessee to maintain the Leased Property in good order and repair during the entire Term of the Lease).

Encroachments, Restrictions, etc.

If any of the Leased Improvements, at any time, materially encroach upon any property, street or right-of-way adjacent to the Leased Property, or violate the agreements or conditions contained in any lawful restrictive covenant or other agreement affecting the Leased Property, or any part thereof, or impair the rights of others under any easement or right-of-way to which the Leased Property is subject, then promptly upon the request of Lessor or at the behest of any person affected by any such encroachment, violation or impairment, Lessee shall, at its expense, subject to its right to contest the existence of any encroachment, violation or impairment and in such case, in the event of an adverse final determination, either (i) obtain valid and effective waivers or settlements of all claims, liabilities and damages resulting from each such encroachment, violation or impairment, whether the same shall affect Lessor or Lessee or (ii) make such changes in the Leased Improvements, and take such other actions, as Lessee in the good faith exercise of its judgment deems reasonably practicable to remove such encroachment, and to end such violation or impairment, including, if necessary, the alteration of any of the Leased Improvements, and in any event take all such actions as may be necessary in order to be able to continue the operation of the Leased Improvements for the Primary Intended Use substantially in the manner and to the extent the Leased Improvements were operated prior to the assertion of such violation, impairment or encroachment. Any such alteration shall be made in conformity with the applicable requirements of Article X. Lessee’s obligations under this Section 9.2 shall be in addition to and shall in no way discharge or diminish any obligation of any insurer under any policy of title or other insurance and Lessee shall be entitled to a credit for any sums recovered by Lessor under any such policy of title  or other insurance.

Lessor Right to Repair

  If Lessee at any time fails to maintain the Leased Property as required by this Article IX, Lessor may provide such maintenance and repairs as it shall deem necessary at Lessee’s sole cost and expense and Lessee shall reimburse Lessor for such costs within five (5) days of written demand therefore.

Article X

Construction of Capital Additions to the Leased Property

. If no Event of Default shall have occurred and be continuing, Lessee shall have the right, upon and subject to the terms and conditions set forth below, to construct or install Capital Additions on the Leased Property without the prior written consent of Lessor. Prior to commencing construction of any Capital Addition,

Lessee shall submit to Lessor in writing a proposal setting forth in reasonable detail any proposed Capital Addition and shall provide to Lessor such plans and specifications, permits, licenses, contracts and other information concerning the proposed Capital Addition as Lessor may reasonably request. Without limiting the generality of the foregoing, such proposal shall indicate the approximate projected cost of constructing such Capital Addition and the use or uses to which it will be put.. Prior to commencing construction of any Capital Addition, Lessee shall first request Lessor to provide the funds necessary to pay for such Capital Addition in accordance with the provisions hereof. If Lessor declines to provide such financing on terms acceptable to Lessee, including, but not limited to, an increase in rent payable hereunder the provisions of Section 10.2 shall apply. Notwithstanding any other provisions of this Article X appearing to the contrary, if the Capital Additions Cost of such proposed Capital Addition, when aggregated with the costs of all other Capital Additions made by Lessee, exceeds twenty percent (20%) of the Fair Market Value of the Leased Property after such Capital Additions, no such Capital Addition shall be made without the written consent of Lessor, which consent shall not be unreasonably withheld. Any withholding of consent shall be expressed and shall be effected within twenty (20) days after receipt by Lessor of such documents or information as Lessor may reasonably require, Notice of which requirements shall be sent to Lessee within seven (7) days after Lessee’s request for consent, and if Notice of the withholding of such consent is not received by Lessee within such 20-day period, such request shall be deemed approved. No Capital Addition shall be made which would tie in or connect any Leased Improvements on the Leased Property with any other improvements on property adjacent to the Leased Property (and not part of the Land covered by this Master Lease Document) including, without limitation, tie-ins of buildings or other structures or utilities, unless Lessee shall have obtained the prior written approval of Lessor, which approval in Lessor’s sole discretion may be granted or withheld; provided, however, that if Lessor has not responded to any such request of Lessee within thirty (30) days after receipt by Lessor of such documents and information as Lessor may reasonably require in order to evaluate the request, Notice of which requirements shall be sent to Lessee within seven (7) days following Lessee’s request, such request shall be deemed approved.

Capital Additions Financed by Lessee

. If Lessee provides or arranges for financing of any Capital Addition, this Master Lease Document shall be and hereby is amended to provide as follows:

(a)“Added Value Percentage” shall be deemed to be an amount equal to the proportion of the Fair Market Added Value of all Capital Additions paid for by Lessee to the Fair Market Value of the entire Leased Property (including such Capital Additions) immediately after completion of said Capital Additions, expressed as a percentage. The Added Value Percentage determined as provided above for Capital Additions financed by Lessee shall remain in effect until any subsequent Capital Addition financed by Lessee is completed.

(b)There shall be no adjustment in the Minimum Rent by reason of any such Capital Addition.

(c)Upon expiration or earlier termination of this Master Lease Document, Lessor shall compensate Lessee for all Capital Additions financed by Lessee in any of the following ways determined in the sole discretion of Lessor:

(i)	By purchasing such Capital Additions from Lessee for cash in the amount of the then Fair Market Added Value of such Capital Additions; or
(ii)

By purchasing such Capital Additions from Lessee by delivering to Lessee Lessor’s purchase money promissory note in the amount of said Fair Market Added Value, which note shall be secured by a mortgage on the Leased Property and such Capital Additions subject to all existing mortgages and encumbrances on the Leased Property and such Capital Additions at the time of such purchase, payable in full one year after termination of the Lease and bearing interest at the Test Rate, or if no such Test Rate exists, at the Base Rate, with interest payable monthly; or
(iii)

By Lessor assigning to Lessee under appropriate written instruments the right to receive an amount equal to the Added Value Percentage (determined as of the expiration or earlier termination of this Master Lease Document) of all rent and other consideration receivable by Lessor under any re-letting or other disposition of the Leased Property and such Capital Additions, after deducting from such rent all costs and expenses incurred by Lessor in connection with such re-letting or other disposition of the Leased Property and such Capital Additions and all costs and expenses of operating and maintaining the Leased Property and such Capital Additions during any such new lease that are not borne by the tenant thereunder (or, if Lessor is operating the Leased Property itself rather than leasing it to a third party, the Added Value Percentage of the Fair Market Rental of the Leased Property, including such Capital Additions), with the provisions of this Section 10.2 to remain in effect until the sale or other final disposition of the Leased Property and such Capital Additions at which time the Fair Market Added Value of such Capital Addition shall be immediately due and payable, such obligation to pay to be secured by a mortgage on the Leased Property and such Capital Additions subject to all existing mortgages and encumbrances on the Leased Property at the time of such purchase and assignment; or

(iv)	Such other arrangement regarding such compensation as shall be mutually acceptable to Lessor and Lessee.

Any Capital Additions financed by Lessee upon expiration or earlier termination of this Master Lease Document shall pass to and become the property of Lessor, free and clear of all encumbrances, subject to the obligation of Lessor hereunder to compensate Lessee for the cost of such Capital Additions as provided above

10.3Capital Additions Financed by Lessor.

(a)Lessee shall request that Lessor provide or arrange financing for a Capital Addition by providing to Lessor such information about the Capital Addition as Lessor may reasonably request, including, without limitation, all information referred to in Section 10.1 above. Lessor may, but shall be under no obligation to, meet the request, and within thirty (30) days of receipt of such information, Lessor shall notify Lessee as to whether it will finance the proposed Capital Addition and, if so, the terms and conditions upon which it would do so, including the terms of any amendment to this Master Lease Document (including, without limitation, an increase in Minimum Rent to compensate Lessor for the additional funds advanced by it). In no event shall the portion of the projected Capital Additions Cost comprised of land, if any, materials, labor charges and fixtures be less than eighty (80%) percent of the total amount of such cost. Lessee may withdraw its request by Notice to Lessor at any time before or after receipt of Lessor’s terms and conditions, until such time as Lessee accepts Lessor’s terms and conditions.

(b)If Lessor agrees to finance the Proposed Capital Addition, Lessee shall provide Lessor with the following:

(i)

prior to any advance of funds, any information, certificates, licenses, permits or documents reasonably requested by either Lessor or any third party lender with whom Lessor has agreed or may agree to provide financing which are necessary to confirm that Lessee will be able to use the Capital Addition upon completion thereof in accordance with the

Primary Intended Uses, including all required federal, state or local government licenses and approvals;
(ii)

prior to any advance of funds, an Officer’s Certificate and, if requested, a certificate from Lessee’s architect, setting forth in reasonable detail the projected (or actual, if available) Capital Addition Cost;

(iii)

following the advance of funds and the completion of the Capital Addition, an amendment to this Master Lease Document, duly executed and acknowledged, in form and substance reasonably satisfactory to Lessor, providing for any change in Minimum Rent, the legal description of the Land, the Minimum Repurchase Price and other provisions as may be necessary or appropriate;

(iv)

upon payment therefor, a deed conveying to Lessor title to any land acquired for the purpose of constructing the Capital Additions free and clear of any liens or encumbrances except those approved by Lessor and, upon completion of the Capital Addition, a final as-built survey thereof reasonably satisfactory to Lessor if reasonably required by Lessor;

(v)

during and following the advance of funds and the completion of the Capital Addition, endorsements to any outstanding policy of title insurance covering the Leased Property or commitments therefor satisfactory in form and substance to Lessor (A) updating the same without any additional exception except as may be reasonably permitted by Lessor; and (B) increasing the coverage thereof by an amount equal to the Fair Market Value of the Capital Addition (except to the extent covered by the owner’s policy of title insurance referred to in subparagraph (vi) below);
(vi)

following the advance of funds, if appropriate, (A) an owner’s policy of title insurance insuring fee simple title to any land conveyed to Lessor pursuant to subparagraph (iv) free and clear of all liens and encumbrances except those approved by Lessor and (B) a lender’s policy of title insurance reasonably satisfactory in form and substance to Lessor and the Lending Institution advancing any portion of the Capital Cost;

(vii)

following the completion of the Capital Addition, if reasonably deemed necessary by Lessor, an appraisal of the Leased Property by an appraiser with the qualifications described in Article XXXV hereof or an Officer’s Certificate stating that the value of the Leased Property upon completion of the Capital Additions exceeds the fair market value thereof prior to the commencement of such Capital Addition by an amount not less than 80% of the Capital Addition Cost;

(viii)

during or following the advancement of funds, prints or architectural and engineering drawings relating to the Capital Additions and such other certificates (including, but not limited to, endorsements increasing the insurance coverage, if any, at the time required by Section 13.1), documents, opinions of counsel, appraisals, surveys, certified copies of duly adopted resolutions of the Board of Directors of Lessee authorizing the execution and delivery of the Lease amendment and any other instruments as may be reasonably required by Lessor and any Lending

Institution advancing or reimbursing Lessee for any portion of the Capital Additions Cost.

(c)Any new mortgage or supplement to any existing mortgage entered into by Lessor with any Lending Institution covering the Leased Property or any land referred to in subparagraph (b)(v) above shall be subject to the rights of Lessee under this Master Lease Document, as this Master Lease Document may be amended by the lease amendment.

(d)Upon making a request to finance a Capital Addition, whether or not such financing is actually consummated, Lessee shall pay or agree to pay when done all reasonable costs and expenses of Lessor and any Lending Institution which has committed to finance such Capital Addition paid or incurred by them in connection with the financing of the Capital Addition, including, but not limited to, (i) the reasonable fees and expenses of their respective counsel, (ii) all printing expenses, if any, (iii) the amount of any filing, registration and recording taxes and fees, if any, (iv) documentary stamp taxes, if any, (v) title insurance charges, appraisal fees, if any, and rating agency fees, if any and (vi) commitment fees, if any.

Non-Capital Additions

. Lessee shall have the right to make additions, modifications or improvements to the Leased Property which are not Capital Additions from time to time as it, in its discretion, may deem to be desirable for its uses and purposes, provided that such action will not materially and adversely alter the character or purposes or materially and adversely detract from the value or operating efficiency thereof and will not significantly impair the revenue-producing capability of the Leased Property or adversely affect the ability of the Lessee to comply with the provisions of this Master Lease Document. The cost of such Non-Capital Additions, modifications or improvements to the Leased Property shall be paid by Lessee, and all such Non-Capital Additions, modifications and improvements shall, without payment by Lessor at any time, be included under the terms of this Master Lease Document and upon expiration or earlier termination of this Master Lease Document shall pass to and become the property of Lessor.

Salvage

. All materials which are scrapped or removed in connection with the making of either Capital Additions permitted by Section 10.1 or repairs required by Article IX shall be or become the property of Lessor or Lessee depending on which party is paying for or providing the financing for such work.

Joint Use Agreements

. If Lessee constructs additional improvements that are not financed by Lessor and that are connected to the Leased Property or share maintenance facilities, HVAC, electrical, plumbing or other systems, utilities, parking or other amenities, the parties shall enter into a mutually agreeable cross-easement or joint use agreement to make available necessary services and facilities in connection with such additional improvements, to protect each of their respective interests in the properties affected, and to provide for separate ownership, use, and/or financing of such improvements.

Article XI

Liens

. Subject to the provision of Article XII relating to permitted contests, Lessee will not directly or indirectly create or allow to remain and will promptly discharge at its expense any lien, encumbrance, attachment, title retention agreement or claim upon the Leased Property or any attachment, levy, claim or encumbrance in respect of the Rent, not including, however, (a) this Master Lease Document, (b) the matters, if any, included as exceptions in the title policy insuring Lessor’s interest in the Leased Property, (c) restrictions, liens and other encumbrances which are consented to in writing by Lessor or any easements granted pursuant to the provisions of Section 7.3 of this Master Lease Document, (d) liens for those taxes for Lessor which Lessee is not required to pay hereunder, (e) subleases permitted by Article XXV hereof, (f)  liens for Impositions or for sums resulting from noncompliance with Legal Requirements so long as (1) the same are not yet payable or are payable without the addition of any fine or penalty or (2) such liens are in the process of being contested as permitted by Article XII, (g) liens of mechanics, laborers, materialmen, suppliers or vendors for sums either disputed or not yet due provided that (1) the payment of such sums shall not be postponed under any related contract for more than sixty (60) days after the completion of the action giving rise to such lien and such reserve or other appropriate provisions as shall be required by law or generally accepted accounting principles shall have been made therefor or (2) any such liens are in the process of being contested as permitted by Article XII hereof, and (h) any liens which are the responsibility of Lessor pursuant to the provisions of Article XXXVII of this Master Lease Document.

11.2Lessee shall be permitted to place liens upon its leasehold interest in the Leased Property in order to finance Capital or Non-Capital Additions hereunder.

Article XII

Permitted Contests

. Lessee shall have the right to contest the amount or validity of any Imposition or any Legal Requirement or Insurance Requirement or any lien, attachment, levy, encumbrance, charge or claim (“Claims”) not otherwise permitted by Article XI, by appropriate legal proceedings in good faith and with due diligence (but this shall not be deemed or construed in any way to relieve, modify or extend Lessee’s covenants to pay or its covenants to cause to be paid any such charges at the time and in the manner as in this Article provided), on condition, however, that such legal proceedings shall not operate to relieve Lessee from its obligation hereunder and shall not cause the sale of the Leased Property, or any part thereof, to satisfy the same or cause Lessor or Lessee to be in default under any mortgage or deed of trust encumbering the Leased Property or any interest therein. Upon the reasonable request of Lessor, Lessee shall either (i) provide a bond or other assurance reasonably satisfactory to Lessor that all Claims which may be assessed against the Leased Property together with interest and penalties, if any, thereon will be paid, or (ii) deposit within the time otherwise required for payment with a bank or trust company as trustee, as security for the payment of such Claims, money in an amount sufficient to pay the same, together with interest and penalties in connection therewith and all Claims which may be assessed against or become a Claim on the Leased Property, or any part thereof, in said legal proceedings. Lessee shall furnish Lessor and any lender of Lessor with reasonable evidence of such deposit within five (5) days of the same. Lessor agrees to join in any such proceedings if the same be required to legally prosecute such contest of the validity of such Claims; provided, however, that Lessor shall not thereby be subjected to any liability for the payment of any costs or expenses in connection with any proceedings brought by Lessee; and Lessee covenants to indemnify and save harmless Lessor from any such costs or expenses. Lessee shall be entitled to any refund of any Claims and such charges and penalties or interest thereon which have been paid by Lessee or paid by Lessor and for which Lessor has been fully reimbursed. In the event that Lessee fails to pay any Claims when due or to provide the security therefor as provided in this paragraph and to diligently prosecute any contest of the same, Lessor may, upon thirty (30) days advance Notice to Lessee, pay such charges together with any interest and penalties and the same shall be repayable by Lessee to Lessor as Additional Charges at the next Payment Date provided for in this Master Lease Document. Provided, however, that should Lessor reasonably determine that the giving of such Notice would risk loss to the Leased Property or cause damage to Lessor, then Lessor shall give such Notice as is practical under the circumstances.

Article XIII

General Insurance Requirements

. Subject to the provisions of Section 13.9, during the Term of this Master Lease Document, Lessee shall at all times keep the Leased Property insured with the kinds and amounts of insurance described below. This insurance shall be written by companies authorized to issue insurance in the State. The policies must name Lessor as an additional insured. Losses shall be payable to Lessor or Lessee as provided in Article XIV. In addition, the policies shall name as an additional insured the holder of any mortgage, deed of trust or other security agreement (“Facility Mortgagee”) securing any Assumed Indebtedness and any other encumbrance placed on the Leased Property in accordance with the provisions of Article XXXVII (“Facility Mortgage”) by way of a standard form of mortgagee’s loss payable endorsement. Any loss adjustment shall require the written consent of Lessor, Lessee and each Facility Mortgagee. Evidence of insurance shall be deposited with Lessor and, if requested, with any Facility Mortgagee(s). If any provision of any Facility Mortgage existing at the time of execution of any Lease requires deposits of premiums for insurance to be made with such Facility Mortgagees, provided that the Facility Mortgagee has not elected to waive such provision, Lessee shall either pay to Lessor monthly the amounts required and Lessor shall transfer such amounts to each Facility Mortgagee, or, pursuant to written direction by Lessor, Lessee shall make such deposits directly with such Facility Mortgagee. The policies on the Leased Property, including the Leased Improvements, Fixtures and Lessee’s Personal Property, shall insure against the following risks:

(a)Loss or damage by fire, vandalism and malicious mischief, extended coverage perils, and all physical loss perils insurance, if available and economically feasible, including but not limited to sprinkler leakage, in an amount not less than one hundred percent (100%) of the then full replacement cost thereof (as defined below in Section 13.2) or such amount which is economically feasible;

(b)Loss or damage by explosion of steam boilers, pressure vessels or similar apparatus, now or hereafter installed in the Facility, if available and economically feasible, in such amounts with respect to any one accident as may be reasonably requested by Lessor from time to time;

(c)Business interruption or loss of rental under a rental value insurance policy covering risk of loss during the lesser of the first twelve (12) months of reconstruction or the actual reconstruction period necessitated by the occurrence of any of the hazards described in Sections 13.1(a) or 13.1(b), if available and economically feasible, in an amount sufficient to prevent Lessor from becoming a co-insurer;

(d)Claims for personal injury or property damage under a policy of comprehensive commercial general liability insurance, if available and economically feasible, with amounts not less than One Million and No/100 Dollars ($1,000,000.00) per occurrence in respect of bodily injury and death and One Million Dollars and No/100 ($1,000,000.00) for property damage;

(e)Claims arising out of malpractice in an amount not less than Five Million Dollars ($5,000,000.00) for each person and for each occurrence; provided, however, that if such malpractice insurance, with such limit, at any time is not available at rates which are economically feasible in relation to the risks covered, Lessee may self-insure as to such malpractice claims regardless of the provisions of Section 13.9 below; and

(f)Flood (if the Leased Property is located in whole or in part within a designated flood plain area) and such other hazards and in such amounts as may be customary for comparable properties in the area and is available from insurance companies, insurance pools or other appropriate companies authorized to do business in the State at rates which are economically practicable in relation to the risks covered.

Replacement Cost

. The term “full replacement cost” as used herein shall mean the actual replacement cost of the Leased Property requiring replacement from time to time including an increased cost of construction endorsement, if available and economically feasible, less exclusions provided in the standard form of fire insurance policy, in the event either party believes that full replacement cost (the then replacement cost less such exclusions) has increased or decreased at any time during the Lease Term, it shall have the right to have such full replacement cost re-determined.

Worker’s Compensation

. Lessee shall at all times maintain adequate worker’s compensation insurance coverage for all persons employed by Lessee on the Leased Property. Such worker’s compensation insurance shall be in accordance with the requirements of applicable local, state and federal law.

Waiver of Subrogation

. All insurance policies carried by either party covering the Leased Property, the Fixtures, the Facility or Lessee’s Personal Property, including, without limitation, contents, fire and casualty insurance, shall expressly waive any right of subrogation on the part of the insurer against the other party. The parties hereto agree that their policies will include such waiver clause or endorsement so long as the same are obtainable without extra cost, and in the event of such an extra charge the other party, at its election, may pay the same, but shall not be obligated to do so.

Form Satisfactory, etc.

All of the policies of insurance referred to in this Article XIII shall be written in a form satisfactory to Lessor and by insurance companies satisfactory to Lessor. Lessor agrees that it will not unreasonably withhold, condition or delay its approval as to the form of the policies of insurance or as to the insurance companies selected by Lessee. Lessee shall pay all of the premiums therefor, and deliver such policies or certificates thereof to Lessor prior to their effective date (and, with respect to any renewal policy, ten (10) days prior to the expiration of the existing policy), and in the event of the failure of Lessee either to effect such insurance as herein called for or to pay the premiums therefor, or to deliver such policies or certificates thereof to Lessor at the times required, Lessor shall be entitled, but shall have no obligation, to effect such insurance and pay the premiums therefor, which premiums shall be repayable to Lessor upon written demand therefor and failure to repay the same within 30 days after Notice of such failure from Lessor shall constitute an Event of Default within the meaning of Section 16.1(b). Each insurer mentioned in this Article XIII shall agree, by endorsement on the policy or policies issued by it, or by independent instrument furnished to Lessor, that it will give to Lessor (and to any Facility Mortgagee, if required by the same) thirty (30) days’ written notice before the policy or policies in question shall be materially altered, allowed to expire or cancelled.

Increase in Limits

. If either party at any time deems the limits of the personal injury or property damage liability insurance then carried to be either excessive or insufficient, the parties shall endeavor to agree on the proper and reasonable limits for such insurance to be carried and such insurance shall thereafter be carried with the limits thus agreed on until further change pursuant to the provisions of this Section. Nothing herein shall permit the amount of insurance to be reduced below the amount or amounts required by any of the Facility Mortgagees.

Blanket Policy

. Notwithstanding anything to the contrary contained in this Article XIII, Lessee’s obligations to carry the insurance provided for herein may be brought within the coverage of a so-called blanket policy or policies of insurance carried and maintained by UHS or Lessee; provided, however, that the coverage afforded to Lessor will not be reduced or diminished or otherwise be different from that which would exist under a separate policy meeting all other requirements of this Master Lease Document by reason of the use of such blanket policy of insurance, and provided further that the requirements of this Article XIII are otherwise satisfied.

No Separate Insurance

. Lessee shall not on Lessee’s own initiative or pursuant to the request or requirement of any third party, take out separate insurance concurrent in form or contributing in the event of loss with that required in this Article to be furnished by Lessee, or increase the amount of any then existing insurance by securing an additional policy or additional policies, unless all parties having an insurable interest in the subject matter of the insurance, including in all cases Lessor and all Facility Mortgagees, are included therein as additional insureds, and the loss is payable under said insurance in the same manner as losses are payable under this Master Lease Document. Lessee shall immediately notify Lessor of the taking out of any such separate insurance or of the increasing of any of the amounts of the then existing insurance.

Self-Insurance

. Lessee may self-insure (pursuant to any program of self-insurance maintained by UHS with respect to its other properties, with reserves therefor in such amounts as would conform to the requirements of generally accepted accounting principles) against the risks and in the amounts hereinabove described and shall not be required to maintain insurance hereunder, provided that, until such time as UHS is rated in one of the highest three ratings by either Moody’s or Standard & Poor’s, Lessee shall only self-insure an amount equal to the greater of $25,000,000 or 15% of the Consolidated Tangible Net Worth of UHS (defined below) unless the approval of Lessor is obtained. The foregoing proviso shall not apply to (a) malpractice risks and (b) any other risks as to which (in the case of (b) only) insurance is not available or economically feasible. “Consolidated Tangible Net Worth” shall mean the aggregate of or the par or stated value of all outstanding capital stock, capital surplus, and retained earnings set forth on a consolidated balance sheet prepared in accordance with generally accepted accounting principles, less the sum of (A) all intangibles included on the asset side of said consolidated balance sheet, including, without limitation, goodwill (including any assets designated on such balance sheet representing the excess of the purchase price paid for assets or stock acquired over the value assigned hereto on the books of UHS and its subsidiaries), patents, trademarks, trade names, copyrights, and similar intangibles, and (B) deferred charges.

Article XIV

Insurance Proceeds

. All proceeds payable by reason of any loss or damage to the Leased Property, or any portion thereof, and insured under any policy of insurance required by Article XIII of this Master Lease Document or the equivalent self-insurance provided by Lessee shall be paid to Lessor and held in trust by Lessor in an interest-bearing account (subject to the provisions of Section 14.6) and shall be made available for reconstruction or repair, as the case may be, of any damage to or destruction of the Leased Property, or any portion thereof, and shall be paid out by Lessor from time to time for the reasonable costs of such reconstruction or repair. Any excess proceeds of insurance remaining after the completion of the restoration or reconstruction of the Leased Property shall be paid to Lessee. If neither Lessor nor Lessee is required or elects to repair and restore, and the Lease is terminated without purchase or substitution by Lessee as described in Section 14.2(a), all such insurance proceeds shall be retained by Lessor. All salvage resulting from any risk covered by insurance shall belong to Lessor except that any salvage relating to Capital Additions paid for by Lessee or to Lessee’s Personal Property shall belong to Lessee.

14.2Reconstruction in the Event of Damage or Destruction Covered by Insurance.

(a)Except as provided in Section 14.6, if during the Term the Leased Property is totally or partially destroyed by a risk covered by the insurance described in Article XIII and the Facility thereby is rendered Unsuitable for its Primary Intended Uses, Lessee shall at Lessee’s option either (A) restore the Facility to substantially the same condition as existed immediately before the damage or destruction, or (B) offer (i) to acquire the Leased Property from Lessor for a purchase price equal to the Rejectable Offer Price of the Leased Property or (ii) to substitute a new property pursuant to and in accordance with the provisions of Article XXII. If Lessee restores the Facility, the insurance proceeds shall be paid out by Lessor from time to time for the reasonable costs of such restoration, and any excess proceeds remaining after such restoration shall be paid to Lessee. If Lessee acquires the Leased Property or substitutes a new property, Lessee shall receive the insurance proceeds. If Lessor does not accept Lessee’s offer so to purchase or substitute for the Leased Property within one hundred eighty (180) days, Lessee may either withdraw its offer to purchase or substitute for the Leased Property and proceed to restore the Facility to substantially the same condition as existed immediately before the damage or destruction, or Lessee may terminate the Lease without further liability hereunder and Lessor shall be entitled to retain the insurance proceeds.

(b)Except as provided in Section 14.6, if during the Term the Leased Property is partially destroyed by a risk covered by the insurance described in Article XIII but the Facility is not thereby rendered Unsuitable for its Primary Intended Uses, Lessee shall restore the Facility to substantially the same condition as existed immediately before the damage or destruction. Such damage or destruction shall not terminate this Master Lease Document; provided, however, that if Lessee cannot within a reasonable time obtain all necessary government approvals, including building permits, licenses, conditional use permits and any certificates of need, after diligent efforts to do so, in order to be able to perform all required repair and restoration work and to operate the Facility for its Primary Intended Use in substantially the same manner as that existing immediately prior to such damage or destruction, Lessee may either (i) offer, pursuant to Article XXII, to substitute a new property, substantially equivalent to the Leased Property immediately before such damage or destruction, or (ii) offer to purchase the Leased Property for a purchase price equal to the Rejectable Offer Price of the Leased Property. If Lessee makes either such offer and Lessor does not accept the same, Lessee may either (A) withdraw such offer, in which event this Master Lease Document shall remain in full force and effect and Lessee shall proceed to restore the Facility as soon as reasonably practicable to substantially the same condition as existed immediately before such damage or destruction, or (B) terminate this Master Lease Document without further liability hereunder, in which event Lessor shall be entitled to retain the insurance proceeds. If Lessee restores the Facility, the insurance proceeds shall be paid out by Lessor from time to time for the reasonable costs of such restoration, and any excess proceeds remaining after such restoration shall be paid to Lessee.

(c)If the cost of the repair or restoration exceeds the amount of proceeds received by Lessor from the insurance required under Article XIII, Lessee shall be obligated to contribute any excess amounts needed to restore the Facility. Such difference shall be paid by Lessee to Lessor to be held in trust, together with any other insurance proceeds, for application to the cost of repair and restoration.

(d)If Lessor accepts Lessee’s offer to purchase the Leased Property, or to substitute a new property in place of the Leased Property, as provided above, this Master Lease Document shall terminate as to the Leased Property upon payment of the purchase price and Lessor shall remit to Lessee all insurance proceeds pertaining to the Leased Property being held in trust by Lessor.

Reconstruction in the Event of Damage or Destruction Not Covered by Insurance

. Except as provided in Section 14.6 below, if during the Term the Facility is totally or materially destroyed by a risk not covered by the insurance described in Article XIII, whether or not such damage or destruction renders the Facility Unsuitable for Its Primary Intended Use, Lessee at its option shall either (i) restore the Facility to substantially the same condition it was in immediately before such damage or destruction and such damage or destruction shall not terminate this Master Lease Document, or (ii) offer, pursuant to the provisions of Article XXII, to substitute a new property, substantially equivalent to the Leased Property, immediately prior to such damage or destruction. If such damage or destruction is not material, Lessee shall restore the Facility to substantially the same condition as existed immediately before the damage or destruction.

Lessee’s Property

. All insurance proceeds payable by reason of any loss of or damage to any of Lessee’s Personal Property or Capital Additions financed by Lessee shall be paid to Lessee.

Abatement of Rent

. This Master Lease Document shall remain in full force and effect and Lessee’s obligation to make rental payments and to pay all other charges required by this Master Lease Document shall remain unabated during the first six (6) months of any period required for repair and restoration. Thereafter, payments of Minimum Rent shall be abated as provided herein.

Damage Near End of Term

. Notwithstanding any provisions of Sections 14.2 or 14.3 appearing to the contrary, if damage to or destruction of the Facility occurs during the last twenty-four (24) months of the current applicable Term (whether Fixed or Extended), and if such damage or destruction materially impairs Lessee’s ability to access the Facility or use the Facility for the Permitted Uses and  if Lessee has not elected to extend said current term, and if such damage or destruction cannot be fully repaired and restored within six (6) months immediately following the date of loss, then Lessee shall have the right to terminate this Master Lease Document by giving written notice to Lessor within thirty (30) days after the date of damage or destruction and the Lease shall terminate on the date of delivery of such notice to Lessor.

Termination of Rights of First Refusal and Option to Purchase

. Any termination of this Master Lease Document pursuant to this Article XIV shall cause any right of first refusal granted to Lessee under Section 36.1 or 36.2 and the option to purchase granted to Lessee under Section 36.3 of this Master Lease Document to be terminated and to be without further force or effect.

Waiver

. Lessee hereby waives any statutory rights of termination that may arise by reason of any damage or destruction of the Facility that Lessor is obligated to restore or may restore under any of the provisions of this Master Lease Document.

“Substantially Equivalent”

. A Facility which is “substantially equivalent” to the Leased Property as used herein shall mean that the equity value (as that term is defined in Section 22.1(e) hereof) of the new property is substantially equal to the equity value of the Leased Property immediately before such damage or destruction and that the new property provides Lessor with a yield (i.e., annual return on its equity in such property) substantially equivalent to Lessor’s yield from the Leased Property immediately before such damage or destruction, and as projected over the remaining Term of the Lease.

Article XV

15.1Definitions.

(a)“Condemnation” means a Taking resulting from (a) the exercise of any governmental power, whether by legal proceedings or otherwise, by a Condemnor, and (b) a voluntary sale or transfer by Lessor to any Condemnor, either under threat of condemnation or while legal proceedings for condemnation are pending.

(b)“Date of Taking” means the date the Condemnor has the right to possession of the property being condemned.

(c)“Award” means all compensation, sums or anything of value awarded, paid or received on a total or partial Condemnation.

(d)“Condemnor” means any public or quasi-public authority, or private corporation or individual, having the power of Condemnation.

Parties’ Rights and Obligations

(a). If during the Term there is any Condemnation of all or any part of the Leased Property or any interest in this Master Lease Document, the rights and obligations of the parties shall be determined by this Article XV.

Total Taking

(a). If title to the fee of the whole of the Leased Property is condemned by any Condemnor, this Master Lease Document shall cease and terminate as of the Date of Taking by said Condemnor. If title to the fee of less than the whole of the Leased Property is so taken or condemned, which nevertheless renders the Leased Property Unsuitable for its Primary Intended Use, Lessee and Lessor shall each have the option, by notice to the other, at any time prior to the taking of possession by, or the date of vesting of title in, such Condemnor, whichever first occurs, to terminate this Master Lease Document as of the date so determined. Upon such date so determined, if such Notice has been given, this Master Lease Document shall thereupon cease and terminate. In either of such events, all Minimum Rent and Additional Charges paid or payable by Lessee hereunder shall be apportioned as of the date the Lease is so terminated as aforesaid. In the event of any such termination, the provisions of Section 15.7 shall apply.

Allocation of Award

(a). The total Condemnation Award made with respect to the remainder interest in all or any portion of the Leased Property (except Capital Additions financed by Lessee) or for loss of rent, or for Lessor’s loss of business beyond the Term of this Master Lease Document, shall be solely the property of and payable to Lessor. Any Award made for the taking of Lessee’s Leasehold interest in the Leased Property, for Capital Additions paid for or financed by Lessee, for loss of business during the remaining Term of this Master Lease Document, if any, for the taking of Lessee’s Personal Property, or for removal and relocation expenses of Lessee in any such proceedings shall be the sole property of and payable to Lessee. In any Condemnation proceedings Lessor and Lessee shall each seek its own Award in conformity herewith, at its own expense. However, Lessor shall promptly reimburse Lessee, not to exceed the amount of any Award therefor received by Lessor, for all or a portion of the cost of any replacement of or major repair to any mechanical system taken which was paid for by Lessee and which has a remaining useful life extending beyond the date of any award.

Partial Taking

(a). If title to the fee of less than the whole of the Leased Property is condemned, and the Leased Property is still suitable for its Primary Intended Uses, or if Lessee or Lessor is entitled but elects not to terminate this Master Lease Document as provided in Section 15.3 hereof, Lessee at its own cost and expense shall with all reasonable dispatch restore the untaken portion of any Leased Improvements on the Leased Property so that such Leased Improvements constitute a complete architectural unit of the same general character and condition (as nearly as may be possible under the circumstances) as the Leased Improvements existing immediately prior to the Condemnation. Lessor shall contribute to the cost of restoration that part of its Award specifically allocated to such restoration, if any, together with severance and other damages awarded for taken Leased Improvements; provided, however, that the amount of such contribution shall not exceed such cost. The Minimum Rent shall be reduced as set forth herein.

Temporary Taking

(a). If the whole or any part of the Leased Property or of Lessee’s interest under this Master Lease Document is condemned by any Condemnor for its temporary use or occupancy, this Master Lease Document shall not terminate by reason thereof, and Lessee shall continue to pay, in the manner and at the terms herein specified, the full amounts of Minimum Rent and Additional Charges. Except only to the extent that Lessee may be prevented from so doing pursuant to the terms of the order of the Condemnor, Lessee shall continue to perform and observe all of the other terms, covenants, conditions and obligations hereof on the part of the Lessee to be performed and observed, as though such Condemnation had not occurred. In the event of any

Condemnation as in this Section 15.6 described, the entire amount of any Award made for such Condemnation allocable to the Term of this Master Lease Document, whether paid by way of damages, rent or otherwise, shall be paid to Lessee. Lessee covenants that upon the termination of any such period of temporary use or occupancy it will, at its sole cost and expense (subject to Lessor’s contribution as set forth below), restore the Leased Property as nearly as may be reasonably possible to the condition in which the same was immediately prior to such Condemnation, unless such period of temporary use or occupancy extends beyond the expiration of the Term, in which case Lessee shall not be required to make such restoration. If restoration is required hereunder, Lessor shall contribute to the cost of such restoration that portion of its entire Award that is specifically allocated to such restoration in the judgment or order of the court, if any.

Lessee’s Offer

(a). In the event of the termination of this Master Lease Document as provided in Section 15.3, Lessee shall offer (i) to acquire the Leased Property from Lessor for a purchase price equal to the Rejectable Offer Price of the Leased Property in which event Lessee shall receive the entire Award, or (ii) to substitute a new property pursuant to and in accordance with the provisions of Article XXII, in which event Lessee shall receive the entire Award. If Lessor does not accept Lessee’s offer so to purchase or substitute for the Leased Property, Lessee may either withdraw its offer to purchase or substitute for the Leased Property and proceed to restore the Facility to substantially the same condition as existed immediately before such Condemnation if restoration can be accomplished and Lessee shall receive that portion of the Award allocable to such restoration, or Lessee may terminate the Lease with respect to the Leased Property without further liability hereunder and Lessor shall be entitled to retain the Award except as provided in Section 15.4.

Article XVI

Events of Default

(a). If any one or more of the following events (individually, an “Event of Default”) occurs then Lessor shall have the right on five (5) days written notice to

Lessee to terminate this Lease or exercise any of Lessor’s other remedies as set forth in Section 16.2 below:

(a)if an Event of Default occurs under any Lease or the Master Lease, dated as of December  24, 1986, as amended, among Lessor and certain subsidiaries of Universal Health Services, Inc.,  and Lessor elects by Notice to Lessee after expiration of any applicable grace period to treat such Event of Default as a default hereunder, or

(b)if Lessee fails to make payment of the Rent or other amounts due under this Lease payable by Lessee under this Master Lease Document or any other Lease when the same becomes due and payable and such failure is not cured by Lessee within a period of thirty (30) days after Notice thereof from Lessor, or

(c)if Lessee fails to observe or perform any other term, covenant or condition of this Master Lease Document or any other Lease and such failure is not cured by Lessee within a period of thirty (30) days after Notice thereof from Lessor, unless such failure cannot with due diligence be cured within a period of thirty (30) days, in which case it shall not be deemed an Event of Default if Lessee proceeds promptly and with due diligence to cure the failure and diligently completes the curing thereof, or

(d)if Lessee

(i)	admits in writing its inability to pay its debts generally as they become due,
(ii)	files a petition in bankruptcy or a petition to take advantage of any insolvency law,
(iii)	makes a general assignment for the benefit of its creditors,
(iv)	consents to the appointment of a receiver of itself or of the whole or any substantial part of its property, or

(v)	files a petition or answer seeking reorganization or arrangement under the federal bankruptcy laws or any other applicable law or statute of the United States of America or any state thereof, or

(e)if Lessee, on a petition in bankruptcy filed against it, is adjudicated a bankrupt or has an order for relief thereunder entered against it or a court of competent jurisdiction enters an order or decree appointing, without the consent of Lessee, as the case may be, a receiver of Lessee or of the whole or substantially all of its property, or approving a petition filed against Lessee seeking reorganization or arrangement of Lessee under the federal bankruptcy laws or any other applicable law or statute of the United States of America or any state thereof, and such judgment, order or decree is not vacated or set aside or stayed within sixty (60) days from the date of the entry thereof, or

(f)if Lessee is liquidated or dissolved, or begins proceedings toward such liquidation or dissolution, or, in any manner, permits the sale or divestiture of substantially all of its assets other than in connection with a merger or consolidation of Lessee into, or a sale of substantially all of Lessee’s assets to, another corporation, provided that the survivor of such merger or the purchaser of such assets assumes all of Lessee’s obligations under this Master Lease Document by a written instrument, in form and substance reasonably satisfactory to Lessor, accompanied by an opinion of counsel, reasonably satisfactory to Lessor and addressed to Lessor stating that such instrument of assumption is valid, binding and enforceable against the parties thereto in accordance with its terms (subject to usual bankruptcy and other creditors’ rights exceptions), and provided further, that the foregoing shall not be an Event of Default if, immediately after giving effect to any such merger, consolidation or sale, Lessee or other corporation (if not Lessee) surviving the same has a Consolidated Net Worth of not less than 75% of the Consolidated Net Worth of Lessee immediately prior to such merger, consolidation or sale, all as to be set forth in an Officer’s Certificate and delivered to Lessor within a reasonable period of time after such merger, consolidation or sale, or

(g)if the estate or interest of Lessee in the Leased Property or any part thereof is levied upon or attached in any proceeding and the same is not vacated or discharged within the later of ninety (90) days after commencement thereof or sixty (60) days after Notice thereof from Lessor (unless Lessee is contesting such lien or attachment in good faith in accordance with Article XII hereof), or

(h)if, except as a result of damage, destruction or a partial or complete Condemnation, Lessee voluntarily ceases operations on the Leased Property for a period in excess of one year, provided, however, that if before the expiration of said one year period, Lessee makes the determination provided for in (i) Section 21(a) and follows the procedures set forth therein or (ii) Section 22.1(a) and follows the procedures set forth therein, then in either such event, the continued cessation of operations beyond the one year period shall not be an Event of Default, or

(i)if any of the representations or warranties (except for representations and warranties relating to matters of title) made by Lessee in the Purchase and Sale Agreement or in the certificates delivered in connection therewith proves to be untrue when made in any material respect which materially and adversely affects Lessor, and which is not cured within ninety (90) days after Notice from Lessor thereof, then, and in any such event, Lessor may terminate this Master Lease Document by giving Lessee not less than ten (10) days’ Notice of such termination, during which time Lessee shall have the opportunity to cure any such Event of Default, and upon the expiration of time fixed in such Notice, if such Event of Default has not been cured, the Term shall terminate and all rights of Lessee under this Master Lease Document shall cease. Lessor shall have all rights at law and in equity available to Lessor as a result of Lessee’s breach of this Master Lease Document .

If litigation is commenced with respect to any alleged default under this Master Lease Document, or other breach of this Lease by either party the prevailing party in such litigation shall receive, in addition to its damages incurred, such sum as the court shall determine as its reasonable attorneys’ fees, and all costs and expenses incurred in connection therewith.

No Event of Default (other than a failure to make a payment of money) shall be deemed to exist under clause (b) during any time the curing thereof is prevented by an Unavoidable Delay, provided that upon the cessation of such Unavoidable Delay Lessee remedies such default or Event of Default without further delay.

Certain Remedies

. If an Event of Default occurs (and the event giving rise to such Event of Default has not been cured within the curative period relating thereto as set forth in Section 16.1 above) and is continuing, whether or not this Master Lease Document has been terminated pursuant to Section 16.1, Lessee shall, to the extent permitted by law, if required by Lessor so to do, immediately surrender to Lessor the Leased Property pursuant to the provisions of Section 16.1 and quit the same and Lessor may enter upon and repossess the Leased Property by reasonable force, summary proceedings, ejectment or otherwise, and may remove Lessee and all other persons and any and all personal property from the Leased Property, subject to rights of any residents or patients and to any requirement of law. Lessor shall use reasonable, good faith efforts to relet the Leased Property or otherwise mitigate Lessor’s damages.

Damages

. Neither (a) the termination of this Master Lease Document pursuant to Section 16.1, (b) the repossession of the Leased Property, (c) the failure of Lessor, notwithstanding reasonable good faith efforts, to relet the Leased Property, nor (d) the reletting of all or any portion thereof, shall relieve Lessee of its liability and obligations hereunder, all of which shall survive any such termination, repossession or reletting. In the event of any such termination, Lessee shall forthwith pay to Lessor all Rent due and payable with respect to the Leased Property to and including the date of such termination. Thereafter:

At Lessor’s option, as and for liquidated and agreed current damages for Lessee’s default, Lessor may elect either of the below:

(a)Without termination of Lessee’s right to possession of the Leased Property, (i) Lessee shall pay to Lessor, the positive difference, if any, between (A) each installment of said Rent and other sums payable by Lessee to Lessor under the Lease as the same becomes due and payable, which Rent and other sums shall bear interest at the Overdue Rate, less (B) any actual revenues received by Lessor for use and occupancy of the Leased Property plus (C) Lessor’s costs of collection for any such revenues or Lessee’s payment, and (ii) and Lessor may enforce, by action or otherwise, any other term or covenant of this Master Lease Document; or

(b)Lessee shall pay Lessor the sum of:

(i)

to the extent not paid pursuant to the first paragraph of this Section 16.3, the worth at the time of termination, repossession or reletting of the unpaid Rent which had been earned at the time of termination,

(ii)

the worth at the time of termination, repossession or reletting of the amount by which the unpaid Rent that would have been earned after termination until the time of award exceeds the amount of such rental loss that Lessee proves could have been reasonably avoided, and

(iii)

the worth at the time of termination, repossession or reletting of the amount by which the unpaid Rent for the balance of the Term after the time of termination, repossession or reletting, exceeds the amount of such rental loss that Lessee proves could be reasonably avoided, and

(iv)

any other amount necessary to compensate Lessor for all the detriment proximately caused by Lessee’s failure to perform its obligations under this Master Lease Document or which in the ordinary course of things, would be likely to result therefrom.

The “worth at the time of termination, repossession or reletting” of the amounts referred to in subparagraphs (i) and (ii) above is computed by allowing interest at the Overdue Rate. The worth at the time of termination, repossession or reletting of the amount referred to in subparagraph (iii) is computed by discounting such amount at the discount rate of the Federal Reserve Bank of New York at the time of award plus one percent (1%).

Waiver

. If this Master Lease Document is terminated pursuant to Section 16.1, Lessee waives, to the extent permitted by applicable law, (a) any right to a trial by jury in the event of summary proceedings to enforce the remedies set forth in this Article XVI, and (b) the benefit of any laws now or hereafter in force exempting property from liability for rent or for debt.

Application of Funds

. Any payments received by Lessor under any of the provisions of this Master Lease Document during the existence or continuance of any Event of Default shall be applied to Lessee’s obligations in the order that Lessor may determine or as may be prescribed by the laws of the State.

Article XVII

Lessor’s Right to Cure Lessee’s Default

. If Lessee fails to make any payment or to perform any act required to be made or performed under this Master Lease Document, and fails to cure the same within the relevant time periods provided in Section 16.1, Lessor, after three (3) days’ Notice, without waiving or releasing any obligation of Lessee, and without waiving or releasing any obligation or default, may (but shall be under no obligation to) at any time thereafter make such payment or perform such act for the account and at the expense of Lessee, and may, to the extent permitted by law, enter upon the Leased Property for such purpose and take all such action thereon as, in Lessor’s opinion, may be necessary or appropriate therefor. Provided, however, that should Lessor reasonably determine that the giving of such Notice would risk serious loss to the Leased Property or cause irrevocable damage to Lessor, then Lessor shall give such written Notice as is practical under the circumstances. No such entry shall be deemed an eviction of Lessee. All sums so paid by Lessor and all costs and expenses (including, without limitation, reasonable attorneys’ fees and expenses, in each case to the extent permitted by law) so incurred, together with a late charge thereon (to the extent permitted by law) at the Overdue Rate from the date on which such sums or expenses are paid or incurred by Lessors, shall be paid by Lessee to Lessor on demand. The obligations of Lessee and rights of Lessor contained in this Article shall survive the expiration or earlier termination of this Master Lease Document.

Article XVIII

Provisions Relating to Purchase of the Leased Property

. If Lessee purchases the Leased Property from Lessor pursuant to any of the terms of this Master Lease Document, Lessor shall, upon receipt from Lessee of the applicable purchase price, together with full payment of any unpaid Rent due and payable with respect to any period ending on or before the date of the purchase, deliver to Lessee a title insurance policy, together with an appropriate deed or other conveyance conveying the entire interest of Lessor in and to the Leased Property to Lessee free and clear of all encumbrances other than (i) those that Lessee has agreed hereunder to pay or discharge, (ii) those mortgage liens, if any, that Lessee has agreed in writing to accept and to take title subject to, (iii) those liens and encumbrances subject to which the Leased Property was conveyed to Lessor, (iv) encumbrances required to be imposed on the Leased Property under Section 7.3, and (v) any other encumbrances permitted to be imposed on the Leased Property under the provisions of Section 37.1 that are assumable at no cost to Lessee or to which Lessee may take subject without cost to Lessee. The difference between the applicable purchase price and the total of the encumbrances assumed or taken subject to shall be paid in cash to Lessor or as Lessor may direct, in federal or other immediately available funds except as otherwise mutually agreed by Lessor and Lessee. The closing of any such sale shall be contingent upon and subject to Lessee obtaining all required governmental consents and approvals for such transfer and if such sale fails to be consummated by reason of the inability of Lessee to obtain all such approvals and consents, any options to extend the Term of this Master Lease Document which otherwise would have expired during the escrow period of such proposed sale shall be deemed to remain in effect for 30 days after termination of the escrow or other arrangement covering the closing of such proposed sale. All expenses of such conveyance, including, without limitation, the cost of title examination or standard coverage title insurance, if reasonably required under the circumstances then existing, attorneys’ fees incurred by Lessor in connection with such conveyance and release, and transfer taxes, shall be paid by Lessor. Recording fees shall be paid for by Lessee.

Article XIX

Renewal Terms

. If no Event of Default shall have occurred and be continuing, Lessee is hereby granted the right to renew this Master Lease Document for the renewal terms set forth in paragraph 4 of the Lease (“Extended Terms”), unless otherwise agreed to by Lessor and Lessee, upon giving Notice to Lessor of each such extension at least ninety (90) days prior to the termination of the then current Term. During each such Extended Term, all of the terms and conditions of this Master Lease Document shall continue in full force and effect.

Article XX

Holding Over

. If Lessee for any reason remains in possession of the Leased Property after the expiration or earlier termination of the Term hereof, such possession shall be as a month-to-month tenant during which time Lessee shall pay as rental each month one and one-half times the aggregate of (i) one-twelfth of the aggregate Minimum Rent payable with respect to the last Lease Year of the preceding Term, (ii) all Additional Charges accruing during the month and (iii) all other sums, if any, payable by Lessee pursuant to the provisions of this Master Lease Document with respect to the Leased Property. During such period of month-to-month tenancy, Lessee shall be obligated to perform and observe all of the terms, covenants and conditions of this Master Lease Document, but shall have no rights hereunder other than the right, to the extent given by law to month-to-month tenancies, to continue its occupancy and use of the Leased Property. Nothing contained herein shall constitute the consent, express or implied, of Lessor to the holding over of Lessee after the expiration or earlier termination of this Master Lease Document.

Article XXI

21.1Termination of Lease upon the Leased Property Becoming Uneconomic.

(a)If, in the good faith judgment of Lessee, as determined by resolution of Lessee’s Board of Directors, the Leased Property becomes Uneconomic for its Primary Intended Use, Lessee may, at any time after the expiration of the Fixed Term, give Lessor not less than one year’s notice of termination of this Master Lease Document as to the Leased Property accompanied by an offer to purchase the Leased Property on the first Payment Date occurring not less than one year after the date of such offer (the “Economic Termination Purchase Date”), for a purchase price equal to the Rejectable Offer Price.

(b)If Lessor accepts such offer, or fails to reject the same by Notice given not less than ninety (90) days prior to the Economic Termination Purchase Date, Lessor shall, upon receipt from Lessee of the purchase price provided for above and any Rent due and payable under this Master Lease Document , convey the Leased Property to Lessee on the Economic Termination Purchase Date in accordance with the provisions of Article XVIII and this Master Lease Document shall thereupon terminate as to the Leased Property.

(c)If Lessor rejects Lessee’s offer to purchase the Leased Property by Notice given not less than ninety (90) days prior to the Economic Termination Purchase Date, and Lessee does not withdraw its election to terminate the Lease within ten (10) days after Lessor so rejects Lessee’s said offer, this Master Lease Document shall terminate as to the Leased Property on the Economic Termination Purchase Date.

(d)Upon completion of the purchase of the Leased Property or the termination of the Lease as to the Leased Property, as the case may be, no Rent shall thereafter accrue under this Master Lease Document with respect to the Leased Property.

Article XXII

22.1Substitution of Property for the Leased Property.

(a)If, in the good faith judgment of Lessee, the Leased Property becomes Uneconomic for its Primary Intended Use, or by reason of eviction or other material interference caused by a claim of paramount title, or for other prudent business reasons, Lessee desires to terminate the Lease, Lessee, at any time prior to the expiration of the Term, shall have the right, subject to the conditions set forth below in this Article XXII, upon Notice to Lessor, to substitute one or more properties (collectively referred to as “Substitute Properties” or individually as a “Substitute Property”) on a Payment Date specified in such Notice (the “Substitution Date”) occurring not less than one month after such Notice, unless Lessee is required by court order or administrative action to divest or otherwise dispose of the Leased Property within a shorter time period, in which case if Lessee has informed Lessor of the filing of such court or administrative action and kept Lessor reasonably apprised of the status thereof, the time period shall be shortened appropriately to meet the reasonable needs of Lessee, but in no event less than five (5) Business Days after the receipt by Lessor of such Notice. The Notice shall be in the form of an Officer’s Certificate and shall specify the reason(s) for the substitution and the proposed Substitution Date.

(b)If Lessee voluntarily or involuntarily for any reason has discontinued use of the Leased Property in its business operations for a period in excess of one year, Lessee shall have the obligation either to substitute a Substitute Property or, if applicable, invoke the procedure set forth in Article XXI.

(c)If Lessee gives the Notice referred to in Section 22.1(a) or (b) above, Lessee shall present to Lessor two properties (or groups of properties), each of which properties (or groups of properties) shall have an equity value (as defined in Section 22.1(e) hereof) substantially equal to that of the Leased Property and shall provide Lessor with a yield (i.e., annual return on its equity in such property) substantially equivalent to Lessor’s yield from the Leased Property at the time of such proposed substitution (or in the case of substitution because of damage or destruction, the equity value and yield immediately prior to such damage or destruction) and as reasonably projected over the remaining Term of this Master Lease Document . Lessor shall have a period of thirty (30) days within which to review such information and either accept one or reject both of the Substitute Properties so presented unless Lessee is required by a court order or administrative action to divest or otherwise dispose of the Leased Property within a shorter time period, in which case the time period shall be shortened appropriately to meet the reasonable needs of Lessee, but in no event shall said period be less than ten (10) Business Days after Lessor’s actual receipt of said Notice (subject to further extension for any period of time in which Lessor is not timely provided with the information provided for in Section 22.2 and Section 22.3 below); provided, however, that if Lessor contends that the Substitute Properties fail to meet all the conditions for substitution set forth in this Article XXII, including without limitation the provisions of Sections 22.1(d), (e) and (f) below, Lessor and Lessee shall meet and attempt to resolve their differences.

If, on or before the expiration of the applicable time period for Lessor’s review, Lessor rejects both of the Substitute Properties so presented, then Lessee shall, for a period of sixty (60) days after the expiration of such period, have the right to terminate this Master Lease Document  as to the Leased Property upon Notice to Lessor accompanied by an offer to purchase the Leased Property on the first Payment Date occurring at least (90) days after the date of such Notice, as specified in such Notice, for a purchase price equal to the Rejectable Offer Price, and this Master Lease Document  shall terminate on the purchase date provided no Event of Default shall have occurred and be continuing.

If Lessee exercises its right to terminate this Master Lease Document  as provided in the immediately preceding paragraph, Lessor shall, upon receipt from Lessee of the purchase price provided for above and any Rent due and payable hereunder, convey the Leased Property to Lessee on the purchase date in accordance with the provisions of Article XVIII and this Master Lease Document  shall thereupon terminate as to the Leased Property. Upon completion of the purchase of the Leased Property, no Rent shall thereafter accrue with respect thereto.

(d)Lessee’s right (and obligation) to offer substitution as set forth in this Article is subject to the conditions set forth in Section 22.2 below, and to the delivery of an opinion of counsel for Lessor confirming that (i) the substitution of the Substitute Property for the Leased Property will qualify as an exchange solely of property of a like-kind under Section 1031 of the Code, in which, generally, except for “boot” (such as cash needed to equalize exchange values or the discharge of indebtedness), no gain or loss will be recognized by Lessor, (ii) the substitution will not result in ordinary recapture income to the Lessor pursuant to Code Section 1250(d)(4) or any other Code provision, (iii) the substitution will result in income, if any, to the Lessor of a type described in Code Section 856(c)(2) and (3) and will not result the tax imposed under Code Section 857(b)(6), and (iv) the substitution together with all other substitutions made or requested by Lessee or an Affiliate pursuant to any other leases with Lessor or other transfers of the Leased Property or properties leased under other such leases, during the relevant time period, will not jeopardize the qualification of Lessor as a real estate investment trust under Code Sections 856-860.

(e)If the equity value of the Substitute Property or group of Substitute Properties (i.e., the then Fair Market Value of the Substitute Property or group of Substitute Properties minus the encumbrances assumed by Lessor, or as to which the Lessor will take the Substitute Property or group of Substitute Properties subject) as of the Substitution Date is greater than the equity value of the Leased

Property (i.e., the then Fair Market Value of the Leased Property minus the encumbrances assumed by Lessee or as to which the Lessee will take the Leased Property subject) as of the Substitution Date (or in the case of damage or destruction, the Fair Market Value immediately prior to such damage or destruction), Lessor shall pay an amount equal to the difference, subject to the limitation set forth below, to Lessee; and if said equity value of the Substitute Property or group of Substitute Properties is less than said equity value of the Leased Property, Lessee shall pay an amount equal to the difference, subject to the limitation set forth below, to Lessor; provided, however, that neither Lessor nor Lessee shall be obligated to consummate such substitution if such party would be required to make a payment to the other in excess of an amount equal to 15% of said Fair Market Value of the Leased Property (the amount of cash paid by one party to the other being hereinafter referred to as the “Cash Adjustment”). Without limiting the generality or effect of the preceding sentence, if, on the Substitution Date, Lessor is obligated to pay a Cash Adjustment to Lessee and Lessor elects not to make such payment in cash, Lessor shall provide Lessee with (and Lessee shall accept) a purchase money note and mortgage or deed of trust, due and payable in full, one year after the Substitution Date, and bearing interest at the Test Rate, or if no such Test Rate exists, at the Base Rate, with interest payable monthly.

(f)The Rent for such Substitute Property in all respects shall provide Lessor with a yield (i.e., annual return on its equity in such property) substantially equivalent to Lessor’s yield from the Leased Property at the time of such substitution (or in the case of substitution because of damage or destruction, the yield immediately prior to such damage or destruction) and as reasonably projected over the remaining Term of this Master Lease Document  taking into account the Cash Adjustment paid or received by Lessor and any other relevant factors.

(g)The Minimum Repurchase Price of the Substitute Property shall be an amount equal to the Minimum Repurchase Price of the Leased Property (i) increased by any Cash Adjustment paid by Lessor pursuant to paragraph (e) above, or (ii) decreased by any Cash Adjustment paid by Lessee pursuant to paragraph (e) above.

Conditions to Substitution

. On the Substitution Date, the Substitute Property will become the Leased Property hereunder upon delivery by Lessee to Lessor of the following:

(a)An Officer’s Certificate certifying that (i) the Substitute Property has been accepted by Lessee for all purposes of this Master Lease Document  and there has been no material damage to the improvements located on the Substitute Property nor is any condemnation or eminent domain proceeding pending with respect thereto; (ii) all appropriate permits, licenses and certificates (including, but not limited to, a permanent, unconditional certificate of occupancy and all certificates of need, licenses and provider agreements) which are necessary to permit the use of the Substitute Property in accordance with the provisions of this Master Lease Document  have been obtained and are in full force and effect; (iii) under applicable zoning and use laws, ordinances, rules and regulations the Substitute Property may be used for the purposes contemplated by Lessee and all necessary subdivision approvals, if any, have been obtained; (iv) there are no mechanics’ or materialmen’s liens outstanding or threatened to the knowledge of Lessee against the Substitute Property arising out of or in connection with the construction of the improvements thereon, other than those being contested by Lessee; (v) any mechanics’ or materialmen’s liens being contested by Lessee will be promptly paid by Lessee if such contest is resolved in favor of the mechanic or materialman; (vi) to the best knowledge of Lessee, there exists no default under this Master Lease Document , and no defense, offset or claim exists with respect to any sums to be paid by Lessee hereunder; and (vii) any exceptions to Lessor’s title to the Substitute Property do not materially interfere with the intended use of the Substitute Property by Lessee;

(b)a deed or assignment of a leasehold estate (as applicable) conveying to Lessor title to the Substitute Property free and clear of any liens or encumbrances except those approved of by Lessor;

(c)an amendment duly executed, acknowledged and delivered by Lessee, in form and substance satisfactory to Lessor, amending this Master Lease Document  to (i) correct the legal description of the Land, (ii) establish the Minimum Repurchase Price and Minimum Rent of the Substitute Property and (iii) make such other changes herein as may be necessary or appropriate under the circumstances;

(d)counterparts of a standard owner’s or lessee’s (as applicable) policy of title insurance covering the Substitute Property (or a valid, binding, unconditional commitment therefor), dated as of the Substitution Date, in current form and including mechanics’ and materialmen’s lien coverage, issued to Lessor by a title insurance company and in a form reasonably satisfactory to Lessor. Such policy shall (a) insure (i) Lessor’s fee title or leasehold estate to the Substitute Property, subject to no liens or encumbrances except those approved by Lessor and (ii) that any restrictions affecting the Substitute Property have not been violated; (b) be in an amount at least equal to the Fair Market Value of the Substitute Property; and (c) contain such endorsements as may be reasonably requested by Lessor;

(e)certificates of insurance with respect to the Substitute Property fulfilling the requirements of Article XIII;

(f)current appraisals or other evidence satisfactory to Lessor, in its sole discretion, as to the then current Fair Market Values of such Substitute Property and the Leased Property;

(g)all available revenue data relating to the Substitute Property for the period from the date of opening for business of the facility on such Substitute Property to the date of Lessee’s most recent Fiscal Year end, or for the most recent three (3) years, whichever is less; and

(h)such other certificates, documents, opinions of counsel and other instruments as may be reasonably required by Lessor.

Conveyance to Lessee

. On the Substitution Date or the date specified in the Notice given pursuant to Section 22.1, Lessor will convey the Leased Property to Lessee in accordance with the provisions of Article XVIII (except as to payment of any expenses in connection therewith which shall be governed by Section 22.4 below) upon either (i) payment in cash therefor or (ii) conveyance to Lessor of the Substitute Property, as appropriate.

Expenses

. Lessee shall pay or cause to be paid, on demand, all reasonable costs and expenses of Lessor paid or incurred by it in connection with the substitution and conveyance of the Leased Property and Substitute Property, including but not limited to, (i) reasonable fees and expenses of its counsel, (ii) all printing expenses, if any, (iii) the amount of any filing, registration and recording taxes and fees, (iv) the cost of preparing and recording, if appropriate, a release of the Leased Property from the lien of any mortgage, (v) documentary stamp and transfer taxes, if any, (vi) title insurance charges and premiums, and (vii) escrow fees.

Article XXIII

Risk of Loss

. During the Term of this Master Lease Document , the risk of loss or of decrease in the enjoyment and beneficial use of the Leased Property in consequence of the damage or destruction thereof by fire, the elements, casualties, thefts, riots, wars or otherwise, or in consequence of foreclosures, attachments, levies or executions (other than those caused by Lessor and those claiming from, through or under Lessor) is assumed by Lessee, and, in the absence of gross negligence, willful misconduct or breach of this Master Lease Document  by Lessor pursuant to Section 37.3, Lessor shall in no event be answerable or accountable therefor nor shall any of the events mentioned in this Section entitle Lessee to any abatement of Rent except as specifically provided in this Master Lease Document .

Article XXIV

Indemnification

. Notwithstanding the existence of any insurance of self-insurance provided for in Article XIII, and without regard to the policy limits of any such insurance or self-insurance, Lessee will protect, indemnify, hold harmless and defend Lessor from and against all liabilities, obligations, claims, damages, penalties, causes of action, costs and expenses (including, without limitation, reasonable attorneys’ fees and expenses), to the extent permitted by law, imposed upon or incurred by or asserted against Lessor as owner of the Leased Property by reason of: (a) any accident, injury to or death of persons or loss of or damage to property occurring on or about the Leased Property or adjoining sidewalks, including without limitation any claims of malpractice, (b) any past, present or future use, misuse, non-use, condition, management, maintenance or repair by Lessee of the Leased Property or Lessee’s Personal Property or any litigation, proceeding or claim by governmental entities or other third parties to which Lessor is made a party or participant related to such use, misuse, non-use condition, management, maintenance, or repair thereof by Lessee, including Lessee’s failure to perform obligations (other than condemnation proceedings), (c) any Impositions that are the obligations of Lessee pursuant to the applicable provisions of this Master Lease Document , (d) any failure on the part of Lessee to perform or comply with any of the terms of this Master Lease Document , and (e) the non-performance of any of the terms and provisions of any and all existing and future subleases of the Leased Property to be performed by the landlord thereunder. Any amounts that become payable by Lessee under this Section shall be paid within ten (10) days after liability therefor on the part of Lessee is determined by litigation or otherwise, and if not timely paid, shall bear a late charge (to the extent permitted by law) at the Overdue Rate from the date of such determination to the date of payment. Lessee, at its expense, shall contest, resist and defend any such claim, action or proceeding asserted or instituted against Lessor or may compromise or otherwise dispose of the same as Lessee sees fit. Nothing herein shall be construed as indemnifying Lessor against its own negligent acts or omissions or willful misconduct.

Lessor shall indemnify, save harmless and defend Lessee from and against all liabilities, obligations, claims, damages, penalties, causes of action, costs and expenses imposed upon or incurred by or asserted against Lessee as a result of the negligence or willful misconduct of Lessor.

Lessee’s or Lessor’s liability for a breach of the provisions of this Article shall survive any termination of this Master Lease Document .

Non-liability of Trustees and Shareholders, etc.

Lessor is a real estate investment trust organized and existing under the law of the State of Maryland, which provides that no personal liability for the obligations of Lessor will attach to its shareholders or trustees. Lessor’s Declaration of Trust provides, and Lessee expressly agrees, that no shareholder, trustee, officer, employee, representative or agent of Lessor shall be personally liable for any obligations of Lessor hereunder and Lessee shall look solely to Lessor’s property for satisfaction of any claim hereunder, and no recourse may be had against the private property of such shareholders, trustees, officers, employees, representatives or agents of Lessor to satisfy any obligations of Lessor.

Article XXV

Subletting and Assignment

. Subject to the provisions of Section 25.3 below and any other express conditions or limitations set forth herein, Lessee may, without the consent of Lessor, (i) assign this Master Lease Document  or sublet all or any part of the Leased Property to an Affiliate of Lessee, or (ii) sublet all or any part of the Leased Property (a) in the normal course of the Primary Intended Uses and (b) as to less than an aggregate of 40% of the rentable square footage of the Facility, to third party users or operators of portions of the Leased Property. Otherwise, the consent of Lessor is required, and Lessor shall not unreasonably withhold, condition or delay its consent to any other or further subletting or assignment and (a) in the case of a subletting, the sublessee shall comply with the provisions of Section 25.2, (b) in the case of an assignment, the assignee shall assume in writing and agree to keep and perform all of the terms of this Master Lease Document  on the part of Lessee to be kept and performed and shall be, and become, jointly and severally liable with Lessee for the performance thereof, (c) an original counterpart of each such sublease and assignment and assumption, duly executed by Lessee and such sublessee or assignee, as the case may be, in form and substance satisfactory to Lessor, shall be delivered promptly to Lessor, and (d) in case of either an assignment or subletting made during the Fixed Term, but not as to any assignment made during any

Extended Term, Lessee shall remain primarily liable, as principal rather than as surety, for the prompt payment of the Rent and for the performance and observance of all of the covenants and conditions to be performed by Lessee hereunder. Should the Rent received by Lessee in connection with any assignment or subletting be greater than the Rent payable by Lessee hereunder, the amount of such excess shall be payable by Lessee to Lessor within ten (10) days after receipt thereof, it being the parties’ intent that Lessor and not Lessee shall receive any profit from an assignment or subletting.  Lessor agrees that in the event Lessee assigns its rights and obligations to an entity that has a combined net worth of not less than 75% of the  net worth of the Guarantor immediately prior to such assignment, Lessee and the Guarantors shall be released from their respective obligations under this Lease and the Guaranty, as applicable.

Attornment

. Lessee shall insert in each sublease permitted under Section 25.1 provisions to the effect that (a) such sublease is subject and subordinate to all of the terms and provisions of this Master Lease Document  and to the rights of Lessor hereunder, (b) if this Master Lease Document  terminates before the expiration of such sublease, the sublessee thereunder will, at Lessor’s option, attorn to Lessor and waive any right the sublessee may have to terminate the sublease or to surrender possession thereunder as a result of the termination of this Master Lease Document , and (c) if the sublessee receives a written Notice from Lessor or Lessor’s assignees, if any, stating that an uncured Event of Default exists under this Master Lease Document , the sublessee shall thereafter be obligated to pay all rentals accruing under said sublease directly to the party giving such Notice, or as such party may direct. All rentals received from the sublessee by Lessor or Lessor’s assignees, if any, as the case may be, shall be credited against the amounts owing by Lessee under this Master Lease Document .

Sublease Limitation

. Anything contained in this Master Lease Document  to the contrary notwithstanding, Lessee shall not sublet the Leased Property on any basis such that the rental to be paid by the sublessee thereunder would be based, in whole or in part, on either (i) the income or profits derived by the business activities of the sublessee, or (ii) any other formula such that any portion of the sublease rental would fail to qualify as “rents from real property” within the meaning of Section 856(d) of the Code, or any similar or successor provision thereto.

Article XXVI

26.1Officer’s Certificates; Financial Statements and Lessor’s Estoppel Certificates.

(a)At any time and from time to time upon not less than twenty (20) days’ Notice by Lessor, Lessee will furnish to Lessor an Officer’s Certificate certifying that this Master Lease Document  is unmodified and in full force and effect (or that this Master Lease Document  is in full force and effect as modified and setting forth the modifications) and the date to which the Rent has been paid. Any such certificate furnished pursuant to this Section may be relied upon by Lessor and any prospective purchaser of the Leased Property.

(b)Lessee will furnish or cause UHS to furnish the following statements to Lessor:

(i)	with reasonable promptness, such information respecting the financial condition and affairs of Lessee as Lessor may reasonably request from time to time; and
(ii)

the most recent Consolidated Financials of UHS within forty-five (45) days after each quarter of any Fiscal Year (or, in the case of the final quarter in any Fiscal Year, within one hundred twenty (120) days).

(c)At any time and from time to time upon not less than 20 days’ notice by Lessee, Lessor will furnish to Lessee or to any person designated by Lessee an estoppel certificate certifying that this Master Lease Document  is unmodified and in full force and effect (or that this Master Lease Document  is in full force and effect as modified and setting forth the modifications), the date to which

Rent has been paid, whether to the knowledge of Lessor there is any existing default or Event of Default on Lessee’s part hereunder, and such other information as may be reasonably required by Lessee.

Article XXVII

Lessor’s Right to Inspect

. Lessee shall permit Lessor and its authorized representatives to inspect the Leased Property during usual business hours upon reasonable notice subject to any security, health, safety or patient or business confidentiality requirements of Lessee or any governmental agency or Insurance Requirement relating to the Leased Property or imposed by law or applicable regulations.

Article XXVIII

No Waiver

. No failure by Lessor or Lessee to insist upon the strict performance of any term hereof or to exercise any right, power or remedy consequent upon a breach thereof, and no acceptance of full or partial payment of Rent during the continuance of any such breach, shall constitute a waiver of any such breach or of any such term. To the extent permitted by law, no waiver of any breach shall affect or alter this Master Lease Document , which shall continue in full force and effect with respect to any other then existing or subsequent breach.

Article XXIX

Remedies Cumulative

. To the extent permitted by law, each legal, equitable or contractual right, power and remedy of Lessor or Lessee now or hereafter provided either in this Master Lease Document  or by statute or otherwise shall be cumulative and concurrent and shall be in addition to every other right, power and remedy and the exercise or beginning of the exercise by Lessor or Lessee of any one or more of such rights, powers and remedies shall not preclude the simultaneous or subsequent exercise by Lessor or Lessee of any or all of such other rights, powers and remedies.

Article XXX

Acceptance of Surrender

. No surrender to Lessor of this Master Lease Document  or of the Leased Property or any part thereof, or of any interest therein, shall be valid or effective unless agreed to and accepted in writing by Lessor and no act by Lessor or any representative or agent of Lessor, other than such a written acceptance by Lessor, shall constitute an acceptance of any such surrender.

Article XXXI

No Merger of Title

. There shall be no merger of this Master Lease Document  or of the leasehold estate created hereby by reason of the fact that the same person may acquire, own or hold, directly or indirectly: (a) this Master Lease Document  or the leasehold estate created hereby or any interest in this Master Lease Document  or such leasehold estate and (b) the fee estate in the Leased Property.

Article XXXII

Conveyance by Lessor

. If Lessor or any successor owner of the Leased Property conveys the Leased Property in accordance with the terms hereof other than as security for a debt, and the grantee or transferee of the Leased Property expressly assumes all obligations of Lessor hereunder arising or accruing from and after the date of such conveyance or transfer and is reasonably capable of performing the obligations of Lessor hereunder, Lessor or such successor owner, as the case may be, shall thereupon be released from all future liabilities and obligations of Lessor under this Master Lease Document  arising or accruing from and after the date of such conveyance or other transfer as to the Leased Property and all such future liabilities and obligations shall thereupon be binding upon the new owner.

Article XXXIII

Quiet Enjoyment

. So long as Lessee pays all Rent as the same becomes due and shall substantially complies with all of the terms of this Master Lease Document  and substantially performs its obligations hereunder, in each case within the applicable grace periods, Lessee shall peaceably and quietly have, hold and enjoy the Leased Property for the Term hereof, free of any claim or other action by Lessor or anyone claiming by, through or under Lessor, but subject to all liens and encumbrances subject to which the Leased Property was conveyed to Lessor or hereafter consented to by Lessee. Except as otherwise provided in this Master Lease Document , no failure by Lessor to comply with the foregoing covenant shall give Lessee any right to cancel or terminate this Master Lease Document  or abate, reduce or make a deduction from or offset against the Rent or any other sum payable under this Master Lease Document , or to fail to perform any other obligation of Lessee hereunder. Notwithstanding the foregoing, Lessee shall have the right by separate and independent action to pursue any claim it may have against Lessor as a result of a breach by Lessor of the covenant of quiet enjoyment contained in this Section.

Article XXXIV

Notices

. All notices, demands, requests, consents, approvals and other communications (“Notice” or “Notices”) hereunder shall be in writing and personally served or mailed (by registered or certified mail, return receipt requested and postage prepaid), addressed to Lessor at its principal office, Attention: Cheryl K. Ramagano, Vice President and Treasurer, and addressed to Lessee as set forth in the Lease, or to such other address or addresses as either party may hereafter designate. Personally delivered Notice and Notice delivered by Federal Express or other nationally recognized overnight carrier shall be effective upon delivery, and Notice given by mail shall be complete at the time of deposit in the U.S. Mail system, but any prescribed period of Notice and any right or duty to do any act or make any response within any prescribed period or on a date certain after the service of such Notice given by mail shall be extended five (5) days.

Article XXXV

Appraisers

. If it becomes necessary to determine the Fair Market Value, Fair Market Value Purchase Price or Fair Market Rental of the Leased Property or a Substitute Property for any purpose of this Master Lease Document , the party required or permitted to give Notice of such required determination shall include in the Notice the name of a person selected to act as appraiser on its behalf. Within 10 days after Notice, Lessor (or Lessee, as the case may be) shall by Notice to Lessee (or Lessor, as the case may be) appoint a second person as appraiser on its behalf. The appraisers thus appointed, each of whom must be a member of the American Institute of Real Estate Appraisers (or any successor organization thereto) with at least five years’ experience in the State appraising property similar to the Leased Property, shall, within forty-five (45) days after the date of the Notice appointing the first appraiser, proceed to appraise the Leased Property to determine the Fair Market value, Fair Market Value Purchase Price or Fair Market Rental thereof as of the relevant date (giving effect to the impact, if any, of inflation from the date of their decision to the relevant date); provided, however, that if only one appraiser shall have been so appointed, then the determination of such appraiser shall be final and binding upon the parties. To the extent consistent with sound appraisal practice as then existing at the time of any such appraisal, such appraisal shall be made on a basis consistent with the basis on which the Leased Property was appraised for purposes of determining its Fair Market Value at the time the Leased Property was acquired by Lessor (cost basis). If two appraisers are appointed and if the difference between the amounts so determined does not exceed ten percent (10%) of the lesser of such amounts, then the Fair Market Value, Fair Market Value Purchase Price or Fair Market Rental shall be an amount equal to fifty percent (50%) of the sum of the amounts so determined. If the difference between the amounts so determined exceeds ten percent (10%) of the lesser of such amounts, then such two appraisers shall have twenty (20) days to appoint a third appraiser. If no such appraiser shall have been appointed within such twenty (20) days or within ninety (90) days of the original request for a determination of Fair Market Value, Fair Market Value Purchase Price or Fair Market Rental, whichever is earlier, either Lessor or Lessee may apply to any court having jurisdiction to have such appointment made by such court. Any appraiser appointed by the original appraisers or by such court shall be instructed to determine the Fair Market Value, Fair Market Value Purchase Price or Fair Market Rental within forty-five (45) days after appointment of such appraiser. The determination of the appraiser which differs most in the terms of dollar amount from the determinations of the other two appraisers shall be excluded, and fifty percent (50%) of the sum of the remaining two determinations shall be final and binding upon Lessor and Lessee as the Fair Market Value, Fair Market Value Purchase Price or Fair Market Rental of the Leased Property or Substitute Property, as the case may be. This provision for determining by appraisal shall be specifically enforceable to the extent such remedy is available under applicable law, and any determination hereunder shall be final and binding upon the parties except as otherwise provided by applicable law. Lessor and Lessee shall each pay the fees and expenses of the appraiser appointed by it and each shall pay one-half of the fees and expenses of the third appraiser and one-half of all other costs and expenses incurred in connection with each appraisal.

Article XXXVI

36.1First Refusal to Purchase.

(a)During the Term of this Master Lease Document and continuing for ninety (90) days after the expiration of the Term hereof, Lessee shall have a first refusal option to purchase the Leased Property upon the same price, terms and conditions as Lessor shall propose to sell the Leased Property, or upon the same price, terms and conditions of any offer from a third party to purchase the Leased Property that Lessor intends to accept (or has accepted subject to Lessee’s right of first refusal herein) but if Lessee exercises this right of first refusal after the expiration of the Term of the Lease the purchase price shall not be less than the Minimum Repurchase Price. If, during the Term or such ninety (90) day period after the expiration of the Term, Lessor reaches such agreement with a third party or proposes to offer the Leased Property for sale, Lessor shall promptly notify Lessee of the purchase price and all other material terms and conditions of such agreement or proposed sale and Lessee shall have thirty (30) days after the receipt of such Notice from Lessor within which time to exercise Lessee’s option to purchase. If Lessee exercises its option, then the sale to Lessee shall be consummated upon the same terms and conditions as contained in such agreement or proposed sale, including the price and other conditions set forth therein. Such sale to Lessee shall be made in accordance with the provisions of Article XVIII hereof, to the extent not inconsistent herewith, on the first day of the first month after all permits for owning or operating the Facility on the Leased Property have been obtained by Lessee, but in no event later than three hundred sixty-five (365) days after the date of receipt by Lessor of Notice of the exercise by Lessee of this option. If Lessee does not exercise its option to purchase within said thirty (30) day period after receipt of said Notice from Lessor, Lessor shall be free for a period of ninety (90) days after the expiration of said thirty (30) day period to sell the Leased Property to any third party at a price and upon terms substantially similar to and in any event no less favorable to Lessor than those so offered to Lessee. Whether or not such sale to a third party is consummated, Lessee shall be entitled to exercise its right of first refusal as provided in this Section as to any subsequent sale or proposed sale of the Leased Property during the Term of this Master Lease Document  or said ninety (90) day period.

(b)Lessor agrees not to sell a part of the Leased Property to anyone unless it is selling all parts of the Leased Property concurrently. In any case, Lessee’s right of first refusal shall be applicable to all sales or proposed sales of all or any part of the Leased Property and the price at which Lessee may so purchase shall be the lesser of (i) the proposed sale price of the parts or (ii) the then Fair Market Value Purchase Price of the parts of the Leased Property.

First Refusal to Lease

. Beginning on the date of expiration of the Term of this Master Lease Document , as the same may have been extended, and continuing for ninety (90) days thereafter, provided this Master Lease Document  was in full force and effect and there was no uncured Event of Default outstanding immediately prior to such expiration date. Lessee shall have a first refusal option to lease the Leased Property upon the same terms and conditions as Lessor shall propose to lease the Leased Property or upon the same terms and conditions of any offer from any third party that Lessor intends to accept (or has accepted subject to Lessee’s right of first refusal herein). If, during or before such ninety (90) day period, Lessor reaches such agreement with a third party or proposes to lease the Leased Property to a third party, Lessor shall promptly notify Lessee of the rental rates and all other material terms and conditions of such agreement or proposal and Lessee shall have thirty (30) days after receipt of such Notice from Lessor within which to exercise its option. Lessor and Lessee shall enter into a new lease of the Leased Property as soon as practicable after the date of receipt by Lessor of Notice of such exercise in accordance with the terms and conditions of such agreement or proposal.

Lessee’s Option to Purchase the Leased Property

. Lessee shall have the option, exercisable on not less than six (6) months’ Notice, to purchase the Leased Property upon the expiration of the Fixed Term and each five-year Extended Term at the Fair Market Value Purchase Price of the Leased Property as of the expiration of the Fixed Term or such Extended Term, as the case may be.

“Universal Health Services, Inc.” Names

. If any Lease is terminated for any reason, Lessor shall, upon the request of Lessee or UHS, cause the name of the business conducted upon the Leased Property as to which the Lease is terminated to be changed to a name not containing the name “Universal Health Services, Inc.,” or any name under which the Facility did business during the Term or any approximation or abbreviation of any of the foregoing (a “Facility Trade Name”) and sufficiently dissimilar to such names as to be unlikely to cause confusion with such names; provided, however, that UHS shall not after any termination use a Facility Trade Name in the same market in which the Facility is located in connection with any business that competes with the Facility.

Article XXXVII

Lessor May Grant Liens

. Without the consent of Lessee, Lessor may, subject to the terms and conditions set forth below in this Section 37.1, from time to time, directly or indirectly, create or otherwise cause to exist any lien, encumbrance or title retention agreement (“Encumbrance”) upon the Leased Property, or any portion thereof or interest therein, whether to secure any borrowing or other means of financing or refinancing. Any such Encumbrance, other than one the proceeds of which are used to finance construction of a Capital Addition pursuant to the provisions of this Master Lease Document (as to which the following restrictions shall not apply), shall (a) contain the right to prepay (whether or not subject to a prepayment penalty); (b) provide that it is subject to the rights of Lessee under this Master Lease Document , including the rights of Lessee to acquire the Leased Property pursuant to the applicable provisions of this Master Lease Document , except that Lessee’s right of first refusal to purchase the Leased Property shall not be applicable upon a foreclosure sale or transfer in lieu thereof provided, however, that any such purchaser on foreclosure or transferee in lieu thereof takes title subject to Lessee’s rights to acquire the Leased Property pursuant to Article XXXVI; (c) contain the Agreement by the holder of the Encumbrance that it will (i) give Lessee the same notice, if any, given to Lessor of any default or acceleration of any obligation underlying any such Encumbrance or any sale in foreclosure under such Encumbrance, (ii) permit Lessee to cure any such default on Lessor’s behalf within any applicable cure period, and Lessee shall be reimbursed by Lessor or shall be entitled to offset against Minimum Rent payments next accruing or coming due for any and all costs incurred in effecting such cure, including without limitation out-of-pocket costs incurred to effect any such cure {including reasonable attorneys’ fees), and (iii) permit Lessee to appear by its representative and to bid at any sale in foreclosure made with respect to any such Encumbrance. Upon the reasonable request of Lessor, Lessee shall subordinate this Master Lease Document  to the lien of a new mortgage on the Leased Property, on the condition that the proposed mortgagee executes a non-disturbance agreement recognizing this Master Lease Document , including all other options, preemptive, substitution and other rights of Lessee under this Master Lease Document  and agreeing, for itself and its successors and assigns, to comply with the provisions of this Article XXXVII.

Lessee’s Right to Cure

. Subject to the provisions of Section 37.3, if Lessor breaches any covenant to be performed by it under this Master Lease Document , Lessee, after Notice to and demand upon Lessor, without waiving or releasing any obligation hereunder, and in addition to all other remedies available to Lessee, may (but shall be under no obligation at any time thereafter to) make such payment or perform such act for the account and at the expense of Lessor. All sums so paid by Lessee and all costs and expenses (including, without limitation, reasonable attorneys’ fees) so incurred, together with interest thereon at the Overdue Rate from the date on which such sums or expenses are paid or incurred by Lessee, shall be paid by Lessor to Lessee on demand or may be offset by Lessee against the Minimum Rent payments next accruing or coming due. The rights of Lessee hereunder to cure and to secure payment from Lessor in accordance with this Section 37.2 shall survive the termination of this Master Lease Document  with respect to the Leased Property.

Breach by Lessor

. It shall be a breach of this Master Lease Document  if Lessor fails to observe or perform any term, covenant or condition of this Master Lease Document  on its part to be performed and such failure continues for a period of thirty (30) days after Notice thereof from Lessee (or such shorter time as may be otherwise set forth herein or required in order to protect the health or welfare of any patients or other residents of the Leased Property), unless such failure cannot with due diligence be cured within a period of thirty (30) days, in which case such failure shall not be deemed to continue if Lessor, within said thirty (30) day period, proceeds promptly and with due diligence to cure the failure and diligently completes the curing thereof. The time within which

Lessor shall be obligated to cure any such failure shall also be subject to extension of time due to the occurrence of any Unavoidable Delay. If Lessor fails to cure any such breach within the grace period described above, Lessee, without waving or releasing any obligations hereunder, and in addition to all other remedies available to Lessee at law or in equity, may purchase the Leased Property from Lessor for a purchase price equal to the then Fair Market Value Purchase Price of the Leased Property. If Lessee elects to purchase the Leased Property it shall deliver a Notice thereof to Lessor specifying a Payment Date occurring not less than ninety (90) days subsequent to the date of such Notice on which it shall purchase the Leased Property, and the same shall be thereupon conveyed in accordance with the provisions of Article XVIII.

Article XXXVIII

38.1Miscellaneous.

(a)Anything contained in this Master Lease Document to the contrary notwithstanding, all claims against, and liabilities of, Lessee or Lessor arising prior to any date of termination of this Master Lease Document shall survive such termination, if any term or provision of this Master Lease Document  or any application thereof is invalid or unenforceable, the remainder of this Master Lease Document  and any other application of such term or provisions shall not be affected thereby, if any late charges or any interest rate provided for in any provision of this Master Lease Document  are based upon a rate in excess of the maximum rate permitted by applicable law, the parties agree that such charges shall be fixed at the maximum permissible rate. Neither this Master Lease Document  nor any provision hereof may be changed, waived, discharged or terminated except by an instrument in writing and in recordable form signed by Lessor and Lessee. All the terms and provisions of this Master Lease Document  shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns. The headings in this Master Lease Document  are for convenience of reference only and shall not limit or otherwise affect the meaning hereof. This Lease shall be governed by and construed in accordance with the laws of the State, but not including its conflicts of laws rules.

(b)This Lease is made on behalf of Lessor by the Vice President, Treasurer and Secretary of Lessor, not individually, but solely in her capacity in such office as authorized by the Trustees pursuant to Lessor’s Declaration of Trust, and the obligations of this Master Lease Document  are not binding upon, nor shall resort be had to, the private property of any of the Trustees, shareholders, officers, employees or agents of Lessor personally, but bind only Lessor’s property. The provision contained in the foregoing sentence is not intended to, and shall not, limit any right that Lessee might otherwise have to obtain injunctive relief against Lessor or Lessor’s successors in interest, or any action not involving the personal liability of the Trustees, shareholders, officers, employees or agents of Lessor (original or successor).

(c)Furthermore, except as otherwise expressly provided herein, in no event shall either party (original or successor) ever be liable to the other for any indirect or consequential damages suffered by the other from whatever cause.

(d)Upon the expiration or earlier termination of the Term, Lessee shall use its best efforts to transfer to Lessor or Lessor’s nominee or to cooperate with Lessor or Lessor’s nominee in connection with the processing by Lessor or Lessor’s nominee of any applications for all licenses, operating permits and other governmental authorizations and all contracts, including contracts with governmental or quasi-governmental entities which may be necessary for the operation of the Facility; provided that the costs and expenses of any such transfer or the processing of any such application shall be paid by Lessor or Lessor’s nominee.

(e)Lessee waives all presentments, demands for performance, notices of nonperformance, protests, notices of protest, notices of dishonor, and notices of acceptance and waives all notices of the existence, creation, or incurring of new or additional obligations, except as expressly granted herein.

38.2Change of Control.

(a)A “Change of Control” shall occur in the event that, directly or indirectly:

(i)

Lessor shall consolidate with, or merge with and into, any individual, firm, corporation or other entity (each a “Person”) (other than a wholly-owned subsidiary of Lessor in a transaction the principal purpose of which is to change the state of organization of Lessor);

(ii)

any Person shall consolidate with Lessor, or merge with and into Lessor and Lessor shall be the continuing or surviving entity of such consolidation or merger and, in connection with such merger, all or part of the shares of beneficial interest of Lessor be changed into or exchanged for stock or other securities of any other Person (or Lessor);

(iii)

any Person or “group” other than Lessor or an affiliate of Lessor becomes the “beneficial owner” (as defined in Rule 13d-3 under the Securities Exchange Act of 1934, as amended) directly or indirectly of securities of Lessor representing more than 20% of the voting power of Lessor's securities in one more transactions (including by way of merger, reorganization or consolidation); or

(iv)

there is a change in the composition of the Board of Trustees of Lessor as a result of which the majority of the Trustees are not Incumbent Trustees. “Incumbent Trustees” shall mean Trustees who either (i) are Trustees of Lessor as of the date hereof, or (ii) are elected, or nominated for election, to the Board or Trustees of Lessor with the affirmative votes of at least a majority of the Incumbent Trustees at the time of such election or nomination.

(b)Lessor agrees to provide Notice to Lessee not less than 60 days prior to any proposed Change of Control.

(c)In the event of a Change of Control, Lessee shall have the option exercisable at any time within 12 months of the Change of Control to purchase the Leased Property, upon not less than one month's Notice, at the Fair Market Value Purchase Price of the Leased Property as of the date Lessee exercises its option to purchase the Leased Property

38.3Title.  It is the express intent of the parties that the Lease with respect to each Leased Property constitutes a true lease and not a sale of the related Leased Property to any Lessee for any or all purposes, including federal income tax purposes. Title to each such Leased Property is and shall at all times remain in the Lessor, and the Lessee shall acquire no ownership, title, property, right, equity, or interest in such Leased Property other than their right to use such Leased Property solely as the lessee subject to all the terms and conditions of the Lease with respect to such Leased Property. To the extent permitted by applicable law, each of the Lessees hereby waives any and all rights and remedies conferred upon a lessee in Article 2A of the Uniform Commercial Code of the state in which the Leased Property is located and any rights now or hereafter conferred by statute or otherwise which may limit or modify any of the Lessor’s rights or remedies under the Lease applicable to any Leased Property or any other applicable lease document. Nothing in this Master Lease Document or the Lease applicable to any Leased Property is intended or shall be construed to create any partnership, joint venture or similar relationship between the Lessor and any Lessee; and in no event shall any party take a position in any tax return or other writing of any kind that a partnership, joint venture or other similar relationship exists. The parties hereto do not intend to form or hold themselves out as a de jure or de facto partnership, joint venture or similar relationship, to share profits or losses, or to share any joint control over financial decisions or discretionary actions.

Article XXXIX

Memorandum of Lease

. Lessor and Lessee shall promptly upon the request of either enter into a short form memorandum of this Master Lease Document , in form suitable for recording under the laws of the State in which reference to this Master Lease Document , and all options contained herein, shall be made. Lessee shall pay all costs and expenses of recording such memorandum of this Master Lease Document .

Article XL

Capital Expenditures

. As used in this Article XL, the term Capital Expenditures shall mean any single improvement, alteration, replacement or repair of the Leased Property required by Section 40.2 below having a cost in excess of One Hundred Thousand Dollars ($100,000.00) (which amount shall be increased each year of the Lease by the product determined by multiplying said amount by the percentage increase in the Consumer Price Index, Urban Wage Earners and Clerical Workers, All Items, Base 1982-84 = 100, published by the U.S. Department of Labor, All Cities, or such comparable index published by the U.S. Department of Labor or its successor agency) and having a useful life in excess of the longer of twelve (12) months or the remaining period within any of the then current Lease Terms in the Extended Terms of this Master Lease Document, except capital improvements necessitated by a destruction of the Leased Property or a condemnation of the Leased Property.

Compliance with Law

. During the term of this Master Lease Document, Lessee will, at its expense, make whatever capital improvements are required to conform the Leased Property to such standard as may from time to time be required by Federal Medicare (Title 18) or Medicaid (Title 19) skilled care nursing programs, if applicable, or any other applicable programs or legislation, or capital improvements required by any other governmental agency having jurisdiction over the Leased Property as a condition of the continued operation of the Leased Property as a FED or other healthcare related facility.

Routine Maintenance and Structural Repairs. All noncapital improvements and routine maintenance or the minor repairs to all mechanical systems and Fixtures in the Leased Property shall be the sole responsibility of Lessee throughout the Lease Term. In addition, Lessee shall make any and all structural repairs to the Leased Property necessary to keep the Leased Property in good order and repair, reasonable wear and tear excepted.

Prorata Sharing Cost

40.5.  Replacement of or major repairs to all structural or mechanical systems shall be undertaken by Lessee in the exercise of its reasonable business judgment at its expense; provided, however, as to any Capital Expenditure, if the useful life (as determined in accordance with generally accepted accounting principles) of the item replaced or repaired, as the case may be, extends beyond the termination of the Lease, the cost of such replacement or repair shall be apportioned between Lessor and Lessee so that Lessor shall pay for that portion of the useful life of such item occurring on or after the said termination. Lessor’s obligation to reimburse Lessee for Lessor’s shares of the cost of such replacement or repair shall occur and be effective on the date of termination of the Lease, and not before.

Article XLI

Investment Tax Credit

. Lessor agrees to elect, in accordance with the rules of Section 48(d) of the Code and the regulations promulgated thereunder (as in effect on the day before the date of the enactment of the Revenue Reconciliation Act of 1990 and made applicable pursuant to Section 50(d) of the Code), to treat Lessee as having purchased all such eligible property in the Leased Property as may be designated by Lessee in order that Lessee may obtain the benefit of the credit, if any, allowed or allowable with respect thereto under Section 38 of the Code. Lessor makes no representations or warranties with respect to the availability of the credit to Lessee or the efficacy of such election.

Lessor’s sole responsibility in this regard shall be to execute the documents required to effect the election, which documents shall be prepared in their entirety by Lessee and to provide Lessee with such information as may be reasonably requested by Lessee to prepare such documents. In addition, Lessor agrees that it and its assignees will not claim the credit provided by Section 38 of the Code for any property included in the Leased Property.

Article XLII

Lessor’s Option to Purchase Assets of Lessee

. Effective on not less than ninety (90) days prior Notice given at any time within one hundred eighty (180) days before the expiration of the Term of this Master Lease Document , as the same may have been extended, but not later than ninety (90) days prior to such expiration, or such shorter Notice period as shall be appropriate if this Master Lease Document  is terminated prior to its expiration date, Lessor shall have the option to purchase all (but not less than all) of the assets of Lessee, tangible and intangible, relating to the Leased Property (other than this Master Lease Document ), at the expiration or termination of this Master Lease Document  for an amount (payable in cash on the expiration date of this Master Lease Document ) equal to the fair market value thereof as appraised pursuant to the procedure outlined in Article XXXV, except that the appraisers need not be members of the American Institute of Real Estate Appraisers but rather shall be either appraisers employed by appraisers having at least ten (10) years’ experience in valuing the assets of companies with assets similar to those of Lessee. Notwithstanding any such purchase, Lessor shall obtain no rights to any trade name or logo containing the words “Universal Health Services, Inc.” or “UHS.” If Lessee exercises its rights under Section 36.1 or 36.2, Lessor shall resell to Lessee the assets purchased by Lessor hereunder at  Lessor shall resell to Lessee the assets purchased by Lessor hereunder at the greater of (i) the fair market value of such assets or (ii) the price originally paid by Lessor to Lessee for the purchase of such assets.

IN WITNESS WHEREOF, the parties have executed this Master Lease Document  by their duly authorized partners, trustees or officers as of the date first above written.

LESSOR:

UNIVERSAL HEALTH REALTY
INCOME TRUST, a Maryland real estate investment trust

By: /s/ Cheryl K. Ramagano___________

Cheryl K. Ramagano, Vice President & Treasurer

LESSEE(S):

UNIVERSAL HEALTH SERVICES, INC., a Delaware Corporation

By:/s/Steve Filton______________________

Steve Filton, Executive Vice President and Chief Financial Officer

UNIVERSAL HEALTH SERVICES OF RANCHO SPRINGS, INC., a California corporation

By:/s/Steve Filton______________________

Steve Filton, Vice President

AIKEN REGIONAL MEDICAL CENTERS, LLC, a South Carolina limited liability company

By: UNIVERSAL HEALTH SERVICES, INC., its sole member

By: /s/Steve Filton______________________

Executive Vice President and Chief Financial Officer

TEMPLE BEHAVIORAL HEALTHCARE HOSPITALS, INC., a Texas corporation

By: /s/Steve Filton______________________

Steve Filton, Vice President

EXHIBIT A

Form of Lease